SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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MATTHEWS INTERNATIONAL CORPORATION
 (Name of Registrant as Specified In Its Charter)

_________________________________________________________
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2016

NOTICE

OF

ANNUAL

MEETING

AND

PROXY

STATEMENT

Notice of
ANNUAL MEETING OF SHAREHOLDERS
To be held February 18, 2016

To Our Shareholders:

The Annual Meeting of the Shareholders of Matthews International Corporation ("Matthews" or the "Company") will be held at 9:00 AM on Thursday, February 18, 2016 at the Loews Hotel, located at 601 First Avenue North, Minneapolis, Minnesota 55403, for the purpose of considering and acting upon the following:

1.	To elect one director of the Company for a term of one year and four directors of the Company for a term of three years.

2.	To approve the adoption of the 2015 Incentive Compensation Plan.

3.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the records of the Company for the fiscal year ending September 30, 2016.

4.	To provide an advisory (non-binding) vote on the executive compensation of the Company's named executive officers.

5.	To transact such other business as may properly come before the meeting.

Shareholders of record as of December 31, 2015 will be entitled to vote at the Annual Meeting or any adjournments thereof.

Please indicate on the enclosed proxy card whether you will or will not be able to attend this meeting. Return the card in the enclosed envelope as soon as possible.  If you receive more than one proxy card (for example, because you own common stock in more than one account), please be sure to complete and return all of them.

We hope you can be with us for this important occasion.

                                                                                                                              Sincerely,

                              /s/ Steven F. Nicola

                                                                                                                              Steven F. Nicola
                                                                                                                              Corporate Secretary

January 19, 2016

Matthews International Corporation
Proxy Statement

Table of Contents

Page
Proxy Statement	1
Outstanding Stock and Voting Rights	2
General Information Regarding Corporate Governance	3
Board of Directors	3
Board Composition….	3
Board Committees	4
Executive Committee	4
Nominating and Corporate Governance Committee	4
Audit Committee	5
Finance Committee	5
Compensation Committee	5
Special Board Committee	6
Compensation Committee Interlocks and Insider Participation	6
Meeting Attendance	6
Compensation of Directors	6
Non-Employee Director Compensation Table	7
Access to Directors	7
Proposal 1 – Election of Directors	8
Nominees	9
Continuing Directors	11
Proposal 2 – Adoption of the 2015 Incentive Compensation Plan	14
Proposal 3 – Selection of Independent Registered Public Accounting Firm	21
Proposal 4 – Advisory (non-binding) vote on the executive compensation of
the Company's named executive officers	22
Stock Ownership	23
Stock Ownership Guidelines	24
Executive Compensation and Retirement Benefits	26
Compensation Committee Report	26
Compensation Discussion and Analysis	26
Annual Compensation of the Named Executive Officers	42
Summary Compensation Table	42
Grants of Plan-Based Awards Table	43
Outstanding Equity Awards at Fiscal Year-End Table	44
Option Exercises and Stock Vested Table	45
Retirement Benefits	45
Pension Benefits Table	46
Potential Payments Upon Termination or Change in Control	46
Audit Committee Matters	49
Report of the Audit Committee	49
Relationship with Independent Registered Public Accounting Firm	50
Certain Transactions with Related Persons	51
Compliance with Section 16(a) of the Exchange Act	52
Shareholder Proposals for the 2017 Annual Meeting	52
Other Matters	53
Exhibit A	54
Exhibit B	66

Matthews International Corporation
Two NorthShore Center
Pittsburgh, PA 15212 - 5851
412 / 442‑8200

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on February 18, 2016

The Company's 2016 Proxy Statement and the Annual Report to Shareholders for the fiscal year ended September 30, 2015 are available free of charge on the Company's website at http://www.matw.com/investor/financial-reports.

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Matthews International Corporation ("Matthews" or the "Company") whose principal executive offices are located at Two NorthShore Center, Pittsburgh, Pennsylvania 15212.  This Proxy Statement is being sent and made available to shareholders on or about January 19, 2016.

Execution of the proxy will not affect a shareholder's right to attend the meeting and vote in person.  Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving notice to the Corporate Secretary or by attending the meeting and voting in person.

Matters to be considered at the Annual Meeting are those set forth in the accompanying Notice of Annual Meeting of Shareholders (the "Notice").  Shares represented by proxy will be voted in accordance with instructions.  In the absence of instructions to the contrary, the proxy solicited will be voted FOR the proposals set forth therein.

Management does not intend to bring before the meeting any business other than that set forth in the Notice.  If any other business should properly come before the meeting, it is the intention of management that the persons named in the proxy will vote in accordance with their best judgment.

OUTSTANDING STOCK AND VOTING RIGHTS

The Company has one class of stock outstanding:  Class A Common Stock, par value $1.00 per share, referred to as the "Common Stock."

Each outstanding share of Common Stock of the Company entitles the holder to one vote upon any business properly presented at the shareholders' meeting.  As provided in the Company's Articles of Incorporation, cumulative voting is not applicable to the election of directors.

The Board of Directors of the Company has established December 31, 2015 as the record date for shareholders entitled to vote at the Annual Meeting. The transfer books of the Company will not be closed, but only shareholders of record as of December 31, 2015 will be entitled to vote at the Annual Meeting. A total of 33,015,340 shares of Common Stock are outstanding and entitled to vote at the meeting.  A quorum (the presence in person or by proxy of the majority of the voting power of the Common Stock) is required to transact business at the Annual Meeting.  The holders of 16,507,670 shares will constitute a quorum at the Annual Meeting.

Broker Authority to Vote

Abstentions and broker non-votes (explained herein) will be counted for purposes of determining a quorum.  If your shares are held in street name, follow the voting instructions that you receive from your broker, bank or other nominee. If you want to vote in person, you must obtain a legal proxy from your broker, bank, or other nominee and bring it to the Annual Meeting.  If you do not submit voting instructions, your broker, bank, or other nominee may still be permitted to vote your shares under the following circumstances:

•
Discretionary items – The ratification of the selection of the independent registered public accounting firm is a discretionary item. Generally, brokers, banks and other nominees that do not receive instructions from beneficial owners may vote on this proposal in their discretion.

•
Non-discretionary items – The election of directors, approval of the adoption of the 2015 Incentive Compensation Plan, and the advisory resolution to approve executive compensation are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received voting instructions from beneficial owners (referred to as "broker non-votes").

GENERAL INFORMATION REGARDING CORPORATE GOVERNANCE

Board of Directors

The Board of Directors (sometimes referred to throughout this Proxy Statement as the "Board") is the ultimate governing body of the Company. As such, it functions within a framework of duties and requirements established by Pennsylvania statute, government regulations, court decisions and the Company's organizational documents. Generally, the Board of Directors reviews and confirms the basic objectives and broad policies of the Company, approves various important transactions, appoints the officers of the Company and monitors Company performance in key results areas.  The Board also has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company.  The full Board regularly reviews enterprise-wide risk management, which includes relationships with significant customers, volatility of commodity costs, changes in the markets in which the Company operates and existing and potential competitors.  In addition, each Board committee plays a significant role in carrying out the risk oversight function.  The Executive Committee assists in monitoring and assessing relevant risks between the times at which the full Board convenes.  The Nominating and Corporate Governance Committee oversees risks related to corporate governance and ethics.  The Audit Committee oversees risks related to financial reporting and control; environmental, health and sustainability matters; management policies and guidelines; legal claims and issues; and information technology.  The Finance Committee oversees the Company's financial policies, strategies and capital structure.  The Compensation Committee oversees risks related to human resources, succession planning and compensation.

Board Composition

The Articles of Incorporation of the Company provide that the Board of Directors has the power to set the number of directors constituting the full Board, provided that such number shall not be less than five or more than fifteen. Until further action, the Board of Directors has fixed the number of directors constituting the full Board at eleven, divided into three classes.  The terms of office of the three classes of directors end in successive years.

After reviewing the independence standards contained in the NASDAQ listing requirements, the Board of Directors has determined that each of its directors is independent under these standards, other than Joseph C. Bartolacci, the Company's President and Chief Executive Officer; David A. Schawk, President of the Company's SGK Brand Solutions segment; and Gregory S. Babe, the Company's Chief Technology Officer.

The Company's Governance Guidelines provide that an employee member can remain on the Board for a period of no longer than one year following retirement from employment with the Company.

The Board of Directors has determined that an independent, non-employee member should be appointed to serve as Chairman of the Board.  The Board believes that separation of the positions of Chairman of the Board and Chief Executive Officer, with the appointment of an independent, non-employee director as Chairman of the Board, strengthens the Company's corporate governance.  John D. Turner is the Company's current independent, non-employee Chairman of the Board.

Mr. Turner and the other independent directors meet at such times as necessary and generally on the dates of regularly scheduled Board meetings.  The independent directors met a total of five times in fiscal 2015.

During fiscal 2015, there were six regularly scheduled Board meetings.

Board Committees

There are five standing committees appointed by the Board of Directors -- the Executive Committee, the Nominating and Corporate Governance Committee, the Audit Committee, the Finance Committee and the Compensation Committee.

Each Committee has the same power as the Board of Directors to employ the services of outside consultants and to have discussions and interviews with personnel of the Company and others.

The principal functions of the five standing Committees are summarized as follows:

Executive Committee

The Executive Committee is appointed by the Board of Directors to have and exercise during periods between Board meetings all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies on the Executive Committee, change the By‑laws of the Company or exercise any authority specifically reserved by the Board of Directors.  Among the functions customarily performed by the Executive Committee during periods between Board meetings are the approval, within limitations previously established by the Board of Directors, of the principal terms involved in sales of securities of the Company, and such reviews as may be necessary of significant developments in major events and litigation involving the Company.  In addition, the Executive Committee is called upon periodically to provide advice and counsel in the formulation of corporate policy changes and, where it deems advisable, make recommendations to the Board of Directors.

The members of the Executive Committee are John D. Turner (Chairperson), Katherine E. Dietze, Alvaro Garcia-Tunon and Jerry R. Whitaker.  The Executive Committee holds meetings at such times as are required.  The Executive Committee did not meet in fiscal 2015.

Nominating and Corporate Governance Committee

The principal functions of the Nominating and Corporate Governance Committee are to (1) identify individuals qualified to become members of the Board of Directors, (2) recommend to the Board of Directors the director nominees for the next annual meeting of shareholders, (3) monitor and recommend to the Board of Directors changes, as necessary, to the Company's Corporate Governance Guidelines, (4) lead the Board of Directors in complying with its Corporate Governance Guidelines (5) review and make recommendations to the Board of Directors concerning director compensation and (6) review and approve related person transactions pursuant to the Company's Code of Conduct.  The Nominating and Corporate Governance Committee is also responsible for the annual evaluations of the performance of the Board of Directors and Committees of the Board, including individual directors.  The Committee is committed to ensuring that (i) the nominees for membership on the Board of Directors are of the highest possible caliber and are able to provide insightful, intelligent and effective guidance to the management of the Company and (ii) the governance of the Company is in full compliance with applicable law, reflects generally accepted principles of good corporate governance, encourages flexible and dynamic management without undue burdens and effectively manages the risks of the business and operations of the Company.  From time to time, the Nominating and Corporate Governance Committee has retained the services of a third-party search firm to assist in the identification and evaluation of potential nominees for the Board of Directors.  The Nominating and Corporate Governance Committee operates pursuant to a Charter and the Company's Corporate Governance Guidelines, which are available for viewing on the Company's website at www.matw.com under the "Corporate" tab in the section entitled "Corporate Governance".  The Board has determined that all members of the Nominating and Corporate Governance Committee are independent in accordance with the listing standards of NASDAQ.  The Nominating and Corporate Governance Committee met four times during fiscal 2015.  The current members of the Nominating and Corporate Governance Committee are Jerry R. Whitaker (Chairperson), Katherine E. Dietze and Alvaro Garcia-Tunon.

Audit Committee

The principal functions of the Audit Committee are to provide oversight of (1) the integrity of the Company's financial statements, reports on internal controls and other financial information provided by the Company, (2) the Company's compliance with legal and regulatory requirements, (3) the qualifications and independence of the Company's independent registered public accounting firm and (4) the performance of the Company's internal audit function (including disclosure controls and procedures for internal controls over financial reporting) and independent registered public accounting firm. The Committee will serve as a vehicle to provide an open avenue of communication between the Company's Board of Directors and financial management, the internal audit department, and the independent registered public accounting firm. The Audit Committee is responsible for appointing the Company's independent registered public accounting firm.  The Audit Committee operates pursuant to a Charter, which is available for viewing on the Company's website at www.matw.com under the section entitled "Corporate Governance".

All of the Audit Committee members, Alvaro Garcia-Tunon (Chairperson), Terry L. Dunlap, Morgan K. O'Brien and John P. O'Leary, Jr., have been determined in the Board's business judgment to be independent from the Company and its management within the meaning of SEC regulations relating to audit committee independence, NASDAQ regulation and the Company's Corporate Governance Guidelines.  All of the Audit Committee members are considered to meet the criteria for financial expert, and Mr. Garcia-Tunon has been designated as the Audit Committee financial expert as determined by the SEC regulations.  During fiscal 2015, the Audit Committee met nine times.

Finance Committee

The Finance Committee provides oversight of the Company's financial policies, strategies and capital structure.  The Committee's principal responsibilities include review and monitoring of the Company's (1) significant capital expenditures, (2) mergers, acquisitions and divestitures, (3)  capital structure, debt and equity offerings, (4) the dividend policy and share repurchase program, (5) risk management programs and (6) investor relations program.  The Committee also provides oversight to the Pension Board on employee benefit plan matters and related plan investment management.  Members of the Finance Committee are Katherine E. Dietze (Chairperson), Terry L. Dunlap, Morgan K. O'Brien and Jerry R. Whitaker.  The Finance Committee met nine times in fiscal 2015.

Compensation Committee
The principal functions of the Compensation Committee, the members of which are John D. Turner (Chairperson), Alvaro Garcia-Tunon and Morgan K. O'Brien, are to review periodically the suitability of the remuneration arrangements (including benefits) for the principal executives of the Company, and to prepare an annual report on executive compensation for inclusion in the

Company's Proxy Statement.  The Committee also reviews, at least annually, succession plans for the position of Chief Executive Officer and other senior executive positions of the Company.  The Compensation Committee operates pursuant to a Charter, which is available for viewing on the Company's website at www.matw.com under the section entitled "Corporate Governance". The Board has determined that all members of the Compensation Committee are independent in accordance with the listing standards of NASDAQ.  During fiscal 2015, the Compensation Committee met three times.

Special Board Committee

In April 2014, the Board of Directors established a special ad hoc Committee (the "Special Committee") to provide oversight of integration planning and implementation for the Company's acquisition of Schawk, Inc. ("Schawk") that was completed on July 29, 2014.  The members of the Special Committee are Alvaro Garcia-Tunon (Chairperson), Gregory S. Babe and Joseph C. Bartolacci.  The Committee met two times in fiscal 2015.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee currently consists of Messrs. Turner, Garcia-Tunon and O'Brien. None of Mr. Turner, Mr. Garcia-Tunon, or Mr. O'Brien has ever been an officer or employee of ours or any of our subsidiaries. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Meeting Attendance

During fiscal 2015, all directors attended at least 75% of Board and respective Committee meetings.

The Company does not have a formal policy with regard to Board members attending the Annual Meeting of Shareholders, but it is customary for the Board members to do so, and in general all or most of the Board members have attended annual meetings in the recent past.  All members of the Board, except Ms. Dietze and Mr. O'Brien, attended the 2015 Annual Meeting of Shareholders.

Compensation of Directors

Director compensation is administered and determined by the Nominating and Corporate Governance Committee.  In performing its duties, the Committee consults with various independent third-party advisors.  In fiscal 2015, the Committee consulted primarily with Pay Governance LLC ("Pay Governance"), an independent human resources consulting firm.

Under the Company's 2014 Director Fee Plan, for fiscal 2015 each eligible independent director received an annual retainer valued at $75,000, which was payable either in cash or in shares of the Company's Common Stock, as determined by the Nominating and Corporate Governance Committee.  If payable in cash, a director may elect to receive the annual retainer in shares of Company Common Stock or Common Stock credited to a deferred stock account as phantom stock.  If the annual retainer is paid in shares of Company Common Stock, a director may defer the receipt of such Common Stock into a deferred stock account as phantom stock.
Each independent director also receives an annual stock-based grant (non-statutory stock options, stock appreciation rights and/or restricted shares).  The precise annual stock-based awards to be granted and their valuation are determined by the Nominating and Corporate Governance Committee.  The fiscal 2015 value of this annual grant was $110,000, issued in the form of restricted stock, which vest on the second anniversary of the date of the grant.  At December 31, 2015, there were 116,582 shares available for future grant under the 2014 Director Fee Plan.

The non-employee Chairman of the Board received an additional annual retainer fee of $100,000 in fiscal 2015, which was paid in cash, current shares of the Company's Common Stock or Common Stock credited to a deferred stock account as phantom stock.  Except for the Special Committee, each Committee chairperson received an additional retainer fee for their service as a Committee chairperson.  The chairperson retainer fee paid was $7,500 in fiscal 2015 ($12,000 in the case of the Audit Committee chairperson and $10,000 in the case of the Compensation Committee chairperson).  In fiscal 2015, non-employee members of the Special Committee received $1,500 per day of service on the Committee.  Other than the Special Committee, directors receive no other meeting fees.

The Company does not provide any retirement benefits or perquisites to any of its non-employee directors.

The following table summarizes the director compensation earned by the non-employee directors of the Company for fiscal 2015.

Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compen-sation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen-sation	Total
J.D. Turner	$185,000	$110,000	-	-	-	-	$295,000
K.E. Dietze	82,500	110,000	-	-	-	-	192,500
T.L. Dunlap	75,000	110,000	-	-	-	-	185,000
A. Garcia-Tunon	94,500	110,000	-	-	-	-	204,500
M.K. O'Brien	75,000	110,000	-	-	-	-	185,000
J.P. O'Leary, Jr.	75,000	110,000	-	-	-	-	185,000
J.R. Whitaker	82,500	110,000	-	-	-	-	192,500

(1)
Amounts in this column reflect the grant date fair value of awards of restricted shares of the Company's Common Stock granted during fiscal 2015 computed in accordance with Financial Accounting Standards Board ASC Topic 718; however, the estimate of forfeiture related to service-based vesting conditions is disregarded for purposes of this valuation.  There were no forfeitures of restricted shares by any of the directors during fiscal 2015.  On March 12, 2015, each of the non-employee directors were awarded 2,295 restricted shares with a grant date fair value of $110,000.

Access to Directors

The shareholders of the Company may communicate in writing to the Board of Directors by sending such communication to the Board or a particular director in care of Steven F. Nicola, Corporate Secretary, at the Company's principle executive offices.  At present, such communications will be directly forwarded to the Board or such particular director, as applicable.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominations for election to the Board of Directors may be made by the Nominating and Corporate Governance Committee or by the shareholders.  Section 3.01 of the Company's Bylaws provides that "No one shall be eligible for nomination as a Director for any term during which, or before which, he will attain 70 years of age or for any term during which he will attain 70 years of age.  Notwithstanding the foregoing, the Board of Directors may, by majority vote, permit the Chairman of the Board to be nominated for one (1) additional term, such additional term not to exceed three (3) years, regardless of whether the Chairman has attained or would attain 70 years of age, if the Board determines that such nomination would be in the best interests of the Company and its shareholders."  The Board of Directors voted to permit Mr. Turner, Chairman of the Board, to be nominated for one additional three (3) year term under this provision of the Bylaws.

Don W. Quigley, Jr., who was elected to the Board of Directors on September 28, 2015, has been nominated by the Nominating and Corporate Governance Committee to serve for a one-year term that will end in 2017.  Terry L. Dunlap (who was elected to the Board of Directors on February 19, 2015), Alvaro Garcia-Tunon, John D. Turner and Jerry R. Whitaker, whose terms of office are expiring, have been nominated by the Nominating and Corporate Governance Committee to serve for three-year terms that will end in 2019.  In connection with the election of Messrs. Dunlap and Quigley, a third-party search firm was retained to assist in the identification and evaluation of director candidates.  The Company's Corporate Governance Guidelines require that all newly-elected directors be nominated for election by the shareholders at the next scheduled Annual Meeting after such election by the Board.

Shareholder nominations for directors to be elected at the 2017 Annual Meeting must be submitted to the Company in writing no later than 75 days prior to the anniversary date of the 2016 Annual Meeting, or December 5, 2016.  Such nominations made by the shareholders must be made in writing in accordance with Section 6.1 of the Company's Restated Articles of Incorporation, which notice shall include (1) the name and address of the shareholder who intends to make the nomination and of the person(s) to be nominated; (2) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination or nominations are to be made by the shareholder; (4) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by the Board of Directors; and (5) the consent of each nominee to serve as a director of the Company if so elected.   The Nominating and Corporate Governance Committee and Board will consider any candidate for nominee as a director that are properly submitted by a shareholder in accordance with the Company's Articles of Incorporation and Bylaws.  No such nominations have been received with respect to the 2016 Annual Meeting.

The Company's process for filling director vacancies includes determination of the professional skills and background desired to serve the best interests and current needs of the Company and its shareholders, possible retention of a third-party search firm to assist in the identification and evaluation of director candidates, consideration of candidates nominated by shareholders (if any), evaluation of a candidate's credentials and experience by the Nominating and Corporate Governance Committee (including personal interviews with selected candidates), and a formal recommendation by the Nominating and Corporate Governance Committee to the Board of Directors regarding the candidate considered to be the most qualified to fill the director vacancy.

The Committee assesses a candidate's background, skills, diversity, personal characteristics and business experience and applies the following criteria and qualifications.  Candidates are to be of the highest ethical character, share the values of the Company, have reputations, both personal and professional, consistent with the image and reputation of the Company, be highly accomplished in their respective field, with superior credentials and recognition, and provide the relevant expertise and experience necessary to assist the Board and the Company to increase shareholder value.  The Board may prioritize the foregoing criteria depending on the current needs of the Board and the Company.  The Board does not have a formal diversity policy for selecting directors, but considers diversity of race, gender and national origin to be relevant factors that are weighed with other criteria in recommending and nominating directors for election to the Board of Directors of Matthews.

Under the Company's Corporate Governance Guidelines, any director who experiences a change in principal occupation or primary business affiliation from that in which such director was engaged upon their last election to the Board, should promptly offer to submit a letter of resignation as a director to the Chief Executive Officer and to the Nominating and Corporate Governance Committee.  The Board, with input from the Nominating and Corporate Governance Committee and the Chief Executive Officer, will consider whether to accept such offer.

The Board of Directors has no reason to believe that any of the nominees will become unavailable for election. If any nominee should become unavailable prior to the Annual Meeting, the accompanying proxy will be voted for the election in the nominee's place of such other person as the Board of Directors may recommend in the nominee's place.

Only affirmative votes are counted in the election of directors.  The nominee for election as a director at the Annual Meeting in the Class of 2017 and the nominees for election as directors of the Class of 2019 who receive the highest number of votes cast for the election of directors at the Annual Meeting by the holders of the Company's Common Stock present in person or voting by proxy, a quorum being present, will be elected as directors.  Abstentions, broker non-votes and instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as votes against the nominee.

The Board of Directors recommends that you vote FOR the election of the nominated directors.

The following information is furnished with respect to the persons nominated by the Board of Directors for election as directors and with respect to the continuing directors.

Nominees

Class of 2017

Don W. Quigley, Jr., age 60, was elected to the Board of Directors of the Company in September 2015.  Mr. Quigley is currently a Senior Advisor for the Boston Consulting Group, a global management consulting firm.  Mr. Quigley served as President of U.S. Sales of Mondelez International, Inc., a global provider of snack food and beverage products to consumers from 2012 until his retirement in March 2015.  Prior thereto, he served as President, Global Consumer Sales of Kimberley-Clark Corporation from 2004 to 2012, and Vice President of Sales for PepsiCo from 1998 to 2004.   Mr. Quigley's experience and knowledge as a senior sales and marketing executive at consumer products companies is a valuable resource to the Company.

Mr. Quigley received a Bachelor of Science degree in Business from the Kelley School at Indiana University, where he serves on the Dean's Advisory Council.  He currently serves on the Board of Directors of Gold Eagle Company, a family-owned provider of automotive fluids and additives.

Class of 2019

Terry L. Dunlap, age 56, was elected to the Board of Directors in February 2015.  Mr. Dunlap currently serves as the principal of Sweetwater LLC, a consulting and investing firm with a focus on manufacturing and technology.  Prior thereto, Mr. Dunlap spent 31 years with Allegheny Technologies, where he  served as Executive Vice President, Flat-Rolled Products from May 2011 until his retirement in December 2014, President, ATI Allegheny Ludlum from 2002 to 2014, and Group President, ATI Flat-Rolled Products from 2008 to May 2011.  Mr. Dunlap's experience and knowledge in the metal manufacturing industry are valuable resources to the Board of Directors.  Mr. Dunlap received a Bachelor of Science degree in Marketing from Indiana University of Pennsylvania and attended the Loyola University of Chicago MBA program.  Mr. Dunlap serves on the Board of Directors and Compensation Committee of TimkenSteel Corp., a specialty steel producer, and is a director and a member of the Compensation Committee of Elliot Group/EBARA Corp., a global producer of turbomachinery, compressors and turbines.  He also serves as the Vice President of the Indiana University of Pennsylvania Foundation Board.

Alvaro Garcia-Tunon, age 63, was elected to the Board of Directors in October 2009.  Mr. Garcia-Tunon retired as the Chief Financial Officer of Wabtec Corporation ("Wabtec"), a provider of products and services for the global rail industry, effective January 1, 2014.  He remains with Wabtec as a strategic advisor.  Mr. Garcia-Tunon was named Executive Vice President and Chief Financial Officer for Wabtec in February 2012.  Prior to that, he was Executive Vice President, Chief Financial Officer and Secretary of Wabtec since December 2010.  Prior thereto, he served as Senior Vice President, Chief Financial Officer and Secretary of Wabtec since 2003.  Having served as the Chief Financial Officer of a public company with global operations, Mr. Garcia-Tunon has leadership skills in international business, corporate governance and risk management.  He also provides the Board and the Audit Committee, of which he is a Chairman, the strong financial and accounting skills required to be considered a financial expert.  Mr. Garcia-Tunon is also a member of the Executive, Nominating and Corporate Governance and Compensation Committees.  In addition, he is Chairman of the Special Committee of the Board. Mr. Garcia-Tunon currently is serving on the Board of Directors of MSA Safety, a global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures, since 2012, and serves on the Audit, Legal and Finance Committees of that Board. He also is a board member of the Pittsburgh Civic Light Orchestra and Senator John Heinz History Center, where he serves as its Treasurer.  Mr. Garcia-Tunon graduated from the College of William and Mary with a Juris Doctor degree and is a graduate of the University of Virginia with a Bachelor of Science degree in Commerce and Accounting.

John D. Turner, age 70, has been a director of the Company since 1999.  Mr. Turner retired as Chairman and Chief Executive Officer of Copperweld Corporation, a manufacturer of tubular and bimetallic wire products, in 2003, where he had served as Chief Executive Officer since 1988.  Mr. Turner's experience, knowledge and expertise as an executive in the metal manufacturing industry are valuable resources to the Company.  During his tenure as a director, Mr. Turner has also served or participated on each of the Committees of the Board, providing him with the experience and perspective of the Board's decision making process in all areas of the Company's operations.  Mr. Turner also has experience as a director for several large public companies. Mr. Turner serves as Chairman of the Executive and Compensation Committees.

Mr. Turner received a Bachelor's Degree in Biology from Colgate University.  He currently also serves on the Board of Directors of Allegheny Technologies Incorporated, a position he has held since February 2004, and is the chairman of the Technology Committee of that Board.

Jerry R. Whitaker, age 65, was elected to the Board of Directors of the Company in July 2011.  Mr. Whitaker was President of Electrical Sector-Americas, Eaton Corporation, a global manufacturer of highly engineered products, until his retirement in June 2011.  Prior thereto, he served in various management positions at Eaton Corporation since 1994.  Prior to joining Eaton Corporation, Mr. Whitaker spent 22 years with Westinghouse Electric Corporation.  Mr. Whitaker's experience and knowledge as an executive in global manufacturing industries and acquisition integration are valuable resources to the Company.  Mr. Whitaker is the Chairman of the Nominating and Corporate Governance Committee and a member of the Finance Committee.  Mr. Whitaker received a Bachelor of Science degree from Syracuse University and a Masters in Business Administration from George Washington University.  He currently serves as a director on the boards of Crescent Electric Company, an independent distributor of electrical hardware and supplies, where he is a member of the Audit Committee and Chairman of the Compensation Committee, and Sealed Air Corporation, a global leader in packaging, food safety and hygiene, where he serves on the Nominating and Governance Committee and is Chairman of the Audit Committee.  He is also on the advisory board for Universal Electric Company, a manufacturer of customizable power distribution systems.  Mr. Whitaker also serves on the Board of Trustees for the Carnegie Museums of Pittsburgh, as well as the boards of the Carnegie Science Center, the Energy Innovation Center and the Advisory Board of the L.C. Smith School of Engineering at Syracuse University.

Continuing Directors

Gregory S. Babe, age 58, was elected to the Board of Directors in November 2010.  In November 2015, Mr. Babe was appointed as the Company's Chief Technology Officer.  In November 2014, Mr. Babe was appointed, on an interim basis, as the Company's Executive Vice President, Global Information Technology and Integration.  Mr. Babe previously served as President and Chief Executive Officer of the start-up corporation Liquid X Printed Metals, Inc., a Carnegie Mellon University spin out.  From July 2012 to June 2013, Mr. Babe served as Chief Executive Officer of Orbital Engineering, Inc., a privately held engineering services company.  Mr. Babe retired as President and Chief Executive Officer of Bayer Corporation and Bayer MaterialScience LLC in June 2012.  Mr. Babe was appointed President and Chief Executive Officer of Bayer Corporation and Senior Bayer Representative for the United States and Canada in October 2008.  Mr. Babe was responsible for the North American activities of the worldwide Bayer Group, an international health care, nutrition and high-tech materials group based in Leverkusen, Germany.  In addition, he held the position of President and Chief Executive Officer of Bayer MaterialScience LLC, a producer of polymers and high-performance plastics in North America, from July 2004 until June 2012.  Mr. Babe is considered well-qualified to serve on the Company's Board of Directors based on his experience as a Chief Executive Officer of a multinational manufacturing company. He possesses a strong background in manufacturing and regulatory and government affairs. Mr. Babe is a member of the Special Committee of the Board.  He serves on the Board and chairs the Audit Committee of the Benedum Foundation.  Mr. Babe holds a Bachelor of Science degree in mechanical engineering from West Virginia University.

Joseph C. Bartolacci, age 55, was appointed Chief Executive Officer of the Company in 2006. Prior to his appointment as Chief Executive Officer, he was President and Chief Operating Officer of the Company since 2005. Mr. Bartolacci was elected to the Board of Directors in 2005. Prior thereto, he held various positions within Matthews, including President, Casket Division; Executive Vice President of Matthews; President, Matthews Europe; President,

Caggiati, S.p.A. (a wholly-owned subsidiary of Matthews) and General Counsel of Matthews.  Mr. Bartolacci provides management's perspective in Board decisions about the business and strategic direction of the Company.  He has first-hand operating experience in many of the Company's diverse global businesses, and brings a well-developed understanding of the industries in which the Company operates, and the opportunities within those industries to drive shareholder value.  Mr. Bartolacci received a Bachelor of Science degree in Accounting from Saint Vincent College and a Juris Doctor from the University of Pittsburgh.  Mr. Bartolacci serves on the newly-established Special Committee.  He also serves on the Company's Pension Board, the Board of the Jas. H. Matthews & Co. Educational and Charitable Trust, and on the boards of various subsidiaries of Matthews.  Mr. Bartolacci is a member of the Board of Directors of Saint Vincent College and serves as a member of the Citizens Bank Mid-Atlantic Regional Advisory Board.

Katherine E. Dietze, age 58, was elected to the Board of Directors of the Company in July 2008.  Ms. Dietze was Global Chief Operating Officer, Investment Banking Division of Credit Suisse First Boston, a financial services company, until her retirement in 2005.  She had also held the position of Managing Director, Investment Banking.  Prior to joining Credit Suisse First Boston, Ms. Dietze was a Managing Director for Salomon Brothers Inc, a financial services company.  Ms. Dietze brings a strong background in global investment and financial matters.  With her background in investment banking, Ms. Dietze provides a unique and valuable perspective on global financial markets, investments and financial transactions.  Ms. Dietze received a Bachelor of Arts degree from Brown University and graduated from Columbia University with a Masters in Business Administration in Finance and Marketing.  Ms. Dietze serves as Chairperson of the Finance Committee and is a member of the Executive Committee.  She is also a director and Chairperson of the Audit Committee and a member of the Governance Committee of Cowen Group, Inc., a financial services firm.  She previously served as Chairperson of the Audit Committee and member of both the Governance and Compensation Committees for LaBranche, LLC, a financial services firm purchased by the Cowen Group in June 2011.  In January 2011, Ms. Dietze was elected to the Board of Trustees of Liberty Property Trust, a real estate investment trust, where she currently is a member of the Audit and Governance Committees.

Morgan K. O'Brien, age 55, was elected to the Board of Directors of the Company in July 2011.  Mr. O'Brien has served as the President and Chief Executive Officer of Peoples Natural Gas Company LLC, a utility serving the southwestern Pennsylvania market, since February 2010.  Prior thereto, Mr. O'Brien served as President and Chief Executive Officer of Duquesne Light Holdings, an electric utility company serving western Pennsylvania, since 2001.  He held various senior executive positions at Duquesne Light Holdings since 1991.  Prior to joining Duquesne Light Holdings, Mr. O'Brien served in various management positions at PNC Bank and at major accounting firms.  As a current Chief Executive Officer with more than 10 years experience in that role, Mr. O'Brien brings significant leadership skills to the Board of Directors.  With his experience in the areas of accounting and taxation, he also provides the Board and the Audit Committee, of which he is a member, with strong financial skills.  Mr. O'Brien is also a member of the Compensation and Finance Committees.  Mr. O'Brien received a Bachelor's degree in Business Administration and a Masters degree in taxation from Robert Morris University.  Mr. O'Brien serves on the Board of Directors of Peoples Natural Gas Company LLC, HFF, Inc. and on the Board of Trustees of Robert Morris University.  He also serves on the boards of several civic and charitable organizations in western Pennsylvania.

David A. Schawk, age 60, was named President, SGK Brand Solutions and elected to the Company's Board of Directors effective upon the Company's acquisition of Schawk on July 29, 2014. Mr. Schawk previously served as Schawk's Chief Executive Officer from July 2012, and Chief Executive Officer and President for more than five years prior thereto. He also served on the Schawk Board of Directors since 1992. Mr. Schawk is considered well-qualified to serve on the Company's Board of Directors based on his experience as a Chief Executive Officer and director of a multinational brand development and brand management company.

The term for each nominee and director is listed below:

Nominees:	Term to expire at Annual Meeting of Shareholders in:

Don W. Quigley, Jr.	2017

Terry L. Dunlap	2019
Alvaro Garcia-Tunon	2019
John D. Turner	2019
Jerry R. Whitaker	2019

Continuing Directors:

Joseph C. Bartolacci	2018
Katherine E. Dietze	2018
Morgan K. O'Brien	2018

Gregory S. Babe	2017
David A. Schawk	2017

Proposal 2

ADOPTION OF THE
2015 INCENTIVE COMPENSATION PLAN

Introduction

The Company's 2015 Incentive Compensation Plan (the "Plan") was adopted by the Company's Board of Directors on November 11, 2015.  The affirmative vote of a majority of the votes cast in person or by proxy by the Company's shareholders, at a meeting held on or prior to the date any compensation is paid pursuant to any award issued under the Plan to a Covered Employee (as defined below) in which the holders of at least a majority of the outstanding shares of the Company's Common Stock are present and voting, is required for any award to a Covered Employee to be effective.  A Covered Employee is a covered employee as defined in Section 162(m)(3) of the Internal Revenue Code (which generally includes the officers listed in the Summary Compensation Table in this Proxy Statement).  If the shareholders of the Company do not approve the Plan as proposed in this proxy statement, the Plan will only be used by the Company for non-Covered Employees.

Description of 2015 Incentive Compensation Plan

The full text of the Plan is set forth as Exhibit A to this Proxy Statement.  The following description of the Plan is qualified in its entirety by reference to Exhibit A.

General.  The purpose of the Plan is to provide annual incentive payment opportunities to key management employees of the Company and its subsidiaries and affiliates, which may be earned upon the achievement of pre-established performance goals.  Awards to Covered Employees are intended to qualify as "performance-based compensation" that is tax deductible without limitation under Section 162(m) of the Internal Revenue Code.

Any key management employee of the Company or any subsidiary or affiliate is eligible to participate in the Plan if designated by the Committee referred to below.

Administration.  The Plan will be administered by a Committee appointed by the Board of Directors.  At present, this is the Compensation Committee of the Company.  None of the members of such Committee are eligible to participate in the Plan.

Subject to the provisions of the Plan, the Committee has full and final authority, in its discretion, to make awards under the Plan, and to determine the key management employees to whom each award is made, and the terms of such awards (including incentive targets, performance periods and performance goals).  In determining awards to any eligible employee, the Committee considers the position and responsibilities of the employee being considered, the nature and value to the Company or a subsidiary or affiliate of his or her services, his or her present and/or potential contribution to the success of the Company or a subsidiary or affiliate and such other factors as the Committee may deem relevant.

The Committee also has the power to interpret the Plan, to make determinations under the Plan, and to prescribe such rules, guidelines and practices in connection with the operations of the Plan as it deems necessary and advisable in its administration of the Plan.  Committee determinations under the Plan need not be uniform.

The Committee may allocate certain of its responsibilities and powers to any one or more of its members and may delegate certain of its responsibilities and powers to officers or a committee of officers of the Company except with respect to awards to any Covered Employee to the extent such responsibilities and powers must be exercised by the Committee for those awards to qualify for the exemption for "performance-based compensation" under Section 162 of the Internal Revenue Code.

Performance Periods, Performance Goals and Incentive Awards.  Awards issued under the Plan will have one-year performance periods unless otherwise determined by the Committee. A new performance period will commence at the beginning of each fiscal year (October 1) and end at the completion of such fiscal year (September 30). Within ninety days after the beginning of each annual performance period, the Committee will establish specific performance goals for the period. The performance goals are the specific targets and objectives established by the Committee under one or more, or a combination of, absolute or relative values or rates of change, and on a gross or net basis, in any of the following objective performance measures:

1.	earnings per share;
2.	earnings per share growth;
3.	return on capital;
4.	return on invested capital;
5.	costs;
6.	net income;
7.	net income growth;
8.	operating margin;
9.	sales;
10.	revenue growth;
11.	revenue from operations;
12.	expenses;
13.	income from operations as a percent of capital employed;
14.	operating income;
15.	pre-tax profit or income;
16.	cash flow;
17.	free cash flow;
18.	cash flow per share;
19.	market share;
20.	return on shareholders' equity;
21.	return on assets;
22.	return on net assets;
23.	earnings (including earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"));
24.	operating cash flow;
25.	operating cash flow per share;
26.	operating cash flow as a percent of capital employed;
27.	economic value added (earnings less a capital charge);
28.	gross margin;
29.	total shareholder return (stock price appreciation plus dividends);
30.	shareholder equity;
31.	debt;
32.	debt to shareholder equity;

33.	debt to earnings (including EBITDA and EBIT);
34.	interest expense and/or other fixed charges;
35.	earnings (including EBITDA and EBIT) to interest expense and/or other fixed charges;
36.	environmental emissions improvement;
37.	workforce diversity;
38.	number of accounts;
39.	safety performance;
40.	workers' compensation claims;
41.	budgeted amounts;
42.	cost per hire;
43.	turnover rate;
44.	training costs and expenses;
45.	working capital;
46.	innovation as measured by a percentage of sales from new products; and/or
47.	stock price.

(A)            The following criteria for the Company on a consolidated basis, one or more of its direct or indirect subsidiaries, and/or one or more divisions of them, either in absolute terms or relative to the performance of (x) the Company, its subsidiaries or divisions (for a different period), (y) one or more other companies or (z) an index covering multiple companies:

1.	net income;
2.	economic value added (earnings less a capital charge);
3.	EBITDA (earnings before interest, taxes, depreciation and amortization);
4.	sales;
5.	costs;
6.	gross margin;
7.	operating margin;
8.	pre-tax profit or income;
9.	market share;
10.	return on net assets;
11.	return on assets;
12.	return on capital;
13.	return on invested capital;
14.	cash flow;
15.	free cash flow;
16.	operating cash flow;
17.	operating income;
18.	EBIT;
19.	working capital; and/or
20.	innovation as measured by a percentage of sales from new products.

(B)            The following criteria for the Company, either in absolute terms or relative to the performance of the Company (for a different period), one or more other companies or an index covering multiple companies:

1.	stock price;
2.	return on shareholders' equity;
3.	earnings per share;
4.	cash flow per share; and/or
5.	total shareholder return (stock price appreciation plus dividends).

The Committee may establish one or more of the performance goals as a threshold performance goal for the Company. Additionally, the Committee may base one or more of the goals on the performance of the Company, one or more subsidiaries, affiliates, branches, departments, business units or portions thereof, and/or upon a comparison with performance of a peer group of companies, prior performance periods or other measures selected or defined by the Committee.  The Committee may also have one or more of the goals based upon the performance of an individual participant.  The Committee may determine the relative weighting among the various performance goals established.

At the time performance goals are established for each performance period, the Committee will also establish a schedule of incentive targets, setting forth the amount to be paid based on the extent to which the performance goals for the performance period are actually achieved. The incentive targets may be expressed as a percentage of a participant's base salary, or other measure specified by the Committee, in effect at the time the performance goal is established. Results against the performance goals will be determined and measured by an objective calculation method established by the Committee at the time of establishment of the performance goals, except that the Committee may determine, at the time the performance goals are established, that unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws and the effects of non-operational items or extraordinary items as defined by generally accepted accounting principles, will be excluded from the calculation of the performance goal but, in the case of awards to Covered Employees, only to the extent permitted under Section 162(m) of the Internal Revenue Code.

Payment of any incentive award under the Plan will be contingent upon the attainment of the pre-established performance goals. The amount of any incentive award paid may not exceed the incentive target established. The Committee may not increase any incentive target or incentive award payable to a Covered Employee, or otherwise modify any performance goals associated with a performance period, with respect to a Covered Employee. The Committee may, however, reduce or eliminate any incentive target or incentive award payable, provided that the action will not result in any increase in the amount of any incentive target or incentive award payable to any other Plan participant who is a Covered Employee.

Payment of Incentive Awards.  Subject to certain minor exceptions, as set forth in the Plan, incentive awards will be paid in cash, on or before the fifteenth day of the third month following the end of a performance period (which would typically be December 15 for the Company) and after the Committee has determined the extent to which the performance goals were attained and the incentive awards were earned.

The maximum amount payable in cash and/or in shares of the Company common stock to any one participant under the Plan in any fiscal year will be $3,000,000. The Plan contains provisions for calculating the amount payable in any fiscal year if the underlying performance period covers multiple fiscal years. Additionally, the Committee will retain discretion to reduce or eliminate the incentive awards payable to any participant under the Plan.

Participants are mere unsecured creditors as to amounts payable under the Plan and none of the assets of the Company or any subsidiary or affiliate will be segregated or removed from any such company's general or judgment creditors with respect to those amounts.

Except as provided below, a participant whose employment with the Company or a subsidiary or affiliate terminates prior to the end of the performance period in which an incentive award is earned by the participant will forfeit all right to such incentive award.
If, during a performance period, a participant's employment with the Company or a subsidiary or affiliate terminates because (a) the participant dies, (b) the participant becomes disabled, (c) the participant retires, (d) there occurs an involuntary termination of employment (other than for cause) of the participant with the Company or a subsidiary or affiliate, or a voluntary termination of employment of a participant with the consent of the Company or a subsidiary or affiliate, or (e) there occur similar circumstances deemed to be appropriate by the Committee, or the participant's participation in the Plan is withdrawn by the Committee (e.g., due to a leave of absence) even though the participant is still employed or deemed to be employed, the participant is entitled to receive a pro-rata incentive award for the portion of the performance period during which the participant was employed or prior to the date the participant's participation was withdrawn, as the case may be, provided that the applicable performance goals for such performance period are achieved and the participant is not employed in any capacity by any competitor of the Company or otherwise then engaging in competitive activities or activities that could injure the Company.
If a Section 11 Event (as defined below) occurs, the results under the performance goals to the date of such Section 11 Event will be determined, the performance goals will be prorated based on a shortened performance period ending on the date of such Section 11 Event, each participant's portion of his or her incentive award for that performance period shall be prorated to reflect the shortened performance period, and any amount earned under the incentive award will be paid to each participant.
"Section 11 Event" shall generally mean the date upon which any of the following events occurs: (a) the Company acquires knowledge that a person has acquired beneficial ownership, directly or indirectly, of Company securities equal to 20% or more of the voting power of the Company; (b) at any time less than 60% of the members of the Board of Directors (excluding vacant seats) are individuals who were either directors on the effective date of the Plan or whose election, or nomination for election, was approved by a vote of at least two-thirds of the Directors then still in office who were Directors on the effective date of the Plan or who were so approved; (c) the consummation of a merger, consolidation, sale, disposition of assets or similar transaction as a result of which the shareholders of the Company immediately prior to such transaction shall not hold, directly or indirectly, immediately following such transaction, a majority of the voting power of the resulting corporation; or (d) the commencement of any liquidation or dissolution of the Company.
An employee who is not a participant as of the first day of a performance period shall not become a participant for that performance period except that new employees of the Company or any subsidiary or affiliate hired during a performance period, and employees promoted or engaged, as the case may be, during the performance period who were not eligible to participate in the Plan at the beginning of the performance period may become a participant, as determined by the Committee in its sole discretion, during a performance period and participate in the Plan for such performance period on a pro-rata basis.

Amendment or Termination of Incentive Plan.  The Plan shall remain in effect until it is terminated by the Company.  The Company may amend or terminate the Plan at any time. Because the Company will retain the discretion to change specific performance targets, shareholder re-approval of the Incentive Plan will be required in the future under the regulations issued pursuant to Internal Revenue Code Section 162(m), which currently require such re-approval every five years.

Forfeiture and Repayment of Incentive Awards.  The Committee or the Company's Chief Executive Officer may determine that an incentive award shall be forfeited and/or any value received from the award shall be repaid to the Company pursuant to the recoupment provisions contained in the Plan.

Miscellaneous.  The Plan contains provisions governing any required tax withholding with respect to an award.

The Committee may permit payment of any award to be deferred provided the deferral is consistent with Section 409A of the Internal Revenue Code.

The material terms of the Plan (as defined in Section 162(m) of the Internal Revenue Code) as applicable to Covered Employees are subject to re-approval by the shareholders of the Company no later than the first meeting of the shareholders to take place in 2015, if that approval is required by Section 162(m) of the Internal Revenue Code at the time, such terms have not been earlier modified and approved by the shareholders, and the Company intends that the Plan continue to meet the requirements for "performance-based compensation" under Section 162(m) of the Internal Revenue Code for awards to Covered Employees made following the date of such meeting.

Additional Information.  The Company expects to award performance-based compensation under the Plan that is exempt from the $1,000,000 annual deduction limit (for Federal income tax purposes) of compensation paid by public corporations to each of the Company's chief executive officer and three other most highly compensated executive officers (other than the principal financial officer) in each fiscal year, which limit is imposed by Internal Revenue Code Section 162(m). Because of ambiguities and uncertainties as to the application and interpretation of Internal Revenue Code Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company's efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Internal Revenue Code Section 162(m) will in fact do so.

Possible Anti-takeover Effect

The provisions of the Plan providing for the acceleration of the payment of awards upon the occurrence of a Section 11 Event, described in the "Payment of Incentive Awards" section of the preceding description of the Plan, may be considered as having an anti-takeover effect with respect to the Company.

Awards to Named Executive Officers and Other Employees

The following is a list of target awards for fiscal 2016 approved on November 11, 2015 under the Plan, the grants of which are conditioned upon shareholder approval of the Plan.  The actual amounts to be earned under the Plan, if any, will be determined based on the operating performance of the Company and other criteria under the Plan.

NEW PLAN BENEFITS
2015 MANAGEMENT INCENTIVE PLAN

Name	Dollar Value

J.C. Bartolacci	$810,000
S.F. Nicola	$336,000
D.A. Schawk	$459,638
S.D. Gackenbach	$211,750
B.D. Walters	$135,600

All Executive Officers as a Group	$2,725,000

All Employees other than Executive
Officers as a Group	$968,000

Vote Required for Approval of Proposal 2

The vote required for approval of Proposal 2 is the affirmative vote of a majority of the shares represented at the meeting and entitled to vote, a quorum being present; provided, however, that the terms of the Plan require the additional approval of the Plan by the affirmative vote of a majority of the votes cast by all the shareholders entitled to vote thereon prior to any award issued under the Plan to a Covered Employee to be effective.  Abstentions and broker non-votes will have the effect of a vote cast "against" the proposal.  The proxy holders will vote your proxy FOR this item unless you give instructions to the contrary on the proxy.

The Board of Directors recommends that you vote FOR approval of Proposal 2.

PROPOSAL 3

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company's Board of Directors has appointed Ernst & Young LLP as the independent registered public accounting firm to audit the records of the Company for the year ending September 30, 2016.

The Audit Committee has determined that it would be desirable as a matter of good corporate practice to request an expression of opinion from the shareholders on the appointment.  Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote, a quorum being present.  Abstentions and non-broker votes will have the effect of a vote cast "against" the proposal.

If the shareholders do not ratify the selection of Ernst & Young LLP, the selection of an alternative independent registered public accounting firm will be considered by the Audit Committee; provided, further, however, even if the shareholders do ratify the selection of Ernst & Young LLP, as requested in this Proxy Statement, the Audit Committee reserves the right, at any time, to re-designate and retain a different independent registered public accounting firm to audit the records of the Company for the year ending September 30, 2016.

It is not expected that any representative of Ernst & Young LLP will be present at the Annual Meeting of Shareholders.

The Board of Directors recommends that you vote FOR Proposal 3.

PROPOSAL 4
ADVISORY (NON-BINDING) VOTE ON THE EXECUTIVE COMPENSATION
 OF THE COMPANY'S NAMED EXECUTIVE OFFICERS
As described in the Compensation Discussion and Analysis in this Proxy Statement, and summarized in the "Executive Summary" thereto, the Compensation Committee of the Board has developed an executive compensation program designed to pay for performance and to align the long-term interests of our named executive officers with the long-term interests of our shareholders.  The Company presents a proposal for an advisory (non-binding) vote on the executive compensation of the Company's named executive officers on an annual basis.  Accordingly, the Company is presenting the following proposal, which gives our shareholders the opportunity to endorse or not endorse our pay program for named executive officers by voting for or against the resolution set forth below.  This resolution is required pursuant to Section 14A of the Securities Exchange Act.  Approval of the compensation paid to our named executive officers, as disclosed in this Proxy Statement, will be approved (on a non-binding basis) if the proposal receives the affirmative vote of at least a majority of the shares represented, in person or by proxy, at the meeting and entitled to vote, a quorum being present.  Abstentions and broker non-votes will have the effect of a vote cast "against" the proposal.  Because the vote is advisory, it will not be binding on the Board.  However, the Board and the Compensation Committee will review the voting results and take into account the outcome when considering future executive compensation arrangements.  The Board and management are committed to our shareholders and understand that it is useful and appropriate to obtain the views of our shareholders when considering the design and implementation of executive compensation programs.

RESOLVED, that the shareholders approve the compensation of the Company's named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Proxy Statement set forth under the caption "Executive Compensation and Retirement Benefits."
The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in this Proxy Statement set forth under the caption "Executive Compensation and Retirement Benefits" of this Proxy Statement.  Proxies will be voted FOR approval of the proposal unless otherwise specified.
The Board of Directors recommends that you vote FOR Proposal 4.

STOCK OWNERSHIP

The Company's Articles of Incorporation divide its voting stock into three classes:  Preferred Stock, and Class A and Class B Common Stock.  At the present time, no Preferred Stock or Class B Common Stock is issued or outstanding.  The following information is furnished with respect to persons who the Company believes, based on its records and filings made with the Securities and Exchange Commission, beneficially own five percent or more of the outstanding shares of Common Stock of the Company, and with respect to directors, officers and executive management.  Those individuals with more than five percent of such shares could be deemed to be "control persons" of the Company.

This information presented is as of November 30, 2015, except as otherwise noted.
Name of Beneficial Owner (1)	Number of Class A Shares Beneficially Owned (1)(2)			Percent of Class	Deferred Stock Compensation Shares (8)
Directors, Officers and Executive Management:

J.C. Bartolacci	378,343	(3	)(4)	1.1	-
G.S. Babe	23,493	(4	)(5)	0.1	5,798
K.E. Dietze	18,043	(5)		0.1	-
T.L. Dunlap	2,295	(5)		*	-
S.D. Gackenbach	47,380	(4)		0.1	-
A. Garcia-Tunon	17,013	(5)		0.1	-
S.F. Nicola	158,413	(3	)(4)	0.5	-
M.K. O'Brien	10,235	(5)		*	-
J.P. O'Leary, Jr.	16,195	(5)		*	6,900
D.W. Quigley, Jr.	-			*	-
D.A. Schawk	536,991	(4	)(6)	1.6	-
J.D. Turner	28,043	(5)		0.1	4,307
B.D. Walters	39,570	(4)		0.1
J.R. Whitaker	11,085	(5)		*	-
All directors, officers and executive management as a group (19 persons)	1,502,512	(3	) (7)	4.6	17,005

Others:
Franklin Advisory Services LLC 55 Challenger Road, Suite 501 Ridgefield Park, NJ 07660	2,926,527		**	8.9
BlackRock Institutional Trust Company, N.A. 525 Washington Boulevard, Suite 1405 Jersey, NJ 07310	2,748,315		**	8.3
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355-2331	2,445,421		**	7.4
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	1,673,260	**	(9)	5.1

* Less than 0.1%.
** Information as of September 30, 2015, derived from Schedule 13D or 13G filings filed by the beneficial owner.

(1)
Any shares that may be beneficially owned within 60 days of November 30, 2015 are included in beneficial ownership.  Unless otherwise noted, the mailing address of each beneficial owner is the same as that of the Company.

(2)	To the best of the Company's knowledge, the nature of the beneficial ownership for all shares is sole voting and investment power, except as otherwise noted in these footnotes:
(3)
Includes stock options exercisable within 60 days of November 30, 2015 as follows:  Mr. Bartolacci, 47,432 shares; Mr. Nicola, 21,728 shares; and all directors, officers and executive management as a group, 89,859 shares.

(4)
Includes restricted shares with performance and time vesting provisions as follows: Mr. Bartolacci, 145,666 shares; Mr. Babe, 13,320 shares, Mr. Gackenbach, 24,984 shares; Mr. Nicola, 42,205 shares; Mr. Schawk, 23,425 shares; and Mr. Walters, 20,029 shares.

(5)
Includes restricted shares with time vesting provisions as follows: Messrs. Garcia-Tunon, O'Brien, O'Leary, Turner, Whitaker and Ms. Dietze, 4,774 shares; Mr. Babe, 2,479 shares; and Mr. Dunlap, 2,295 shares.

(6)
Includes 17,331 shares held in the David and Teryl Schawk Family Foundation over which Mr. Schawk has voting and investment control but no pecuniary interest; 39,298 shares held in the Teryl Alyson Schawk 1998 Trust; 51,514 shares held in trusts for the benefit of Mr. Schawk's children for which Mr. Schawk or his spouse serves as trustee; 204,227 shares held in the David A. Schawk 1998 Trust for which Mr. Schawk serves as trustee with voting and investment power over such shares; 224,524 shares held in trusts for the benefit of Mr. Schawk's niece for which Mr. Schawk serves as custodian with voting and investment power but no pecuniary interest; and 97 shares held as custodian.

(7)	Includes 33,418 restricted shares with time vesting provisions and 334,018 restricted shares with performance and time vesting provisions.
(8)
Represents shares of Common Stock held in a deferred stock compensation account for the benefit of the director under the Company's Director Fee Plan.  See "General Information Regarding Corporate Governance--Compensation of Directors" of this Proxy Statement.

(9)
These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. ("Price Associates") serves as an investment advisor with power to direct investments and/or sole power to vote the securities.  For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.  Price Associates has sole dispositive power for the entire holding of 1,673,260 shares and has sole voting power for 443,200 shares.

Stock Ownership Guidelines

The Company has established guidelines for stock ownership by management.  These guidelines are intended to promote the alignment of the interests of management with the Company's shareholders.  As more fully described under "Compensation Discussion and Analysis" of this Proxy Statement, the guidelines provide for ownership by management of shares of the Company's Common Stock with a minimum market value ranging up to five times base salary depending upon the individual's position with the Company.  Individuals are expected to achieve compliance with these guidelines within a reasonable period of time after appointment to their respective positions.

For purposes of these guidelines, stock ownership includes all shares directly owned (including shares held under the Employee Stock Purchase Plan and time-vesting restricted shares), but does not include outstanding stock options or unvested performance-based restricted shares.  Immediate compliance with these guidelines is not mandatory; however, individuals are expected to undertake a program to achieve compliance within five years of their hire date or promotion to their respective position.  The ownership policy mandates that at least 50% of the after-tax shares realized upon an option exercise or vesting of restricted stock must be retained until the ownership guideline is met.  Compliance with these ownership guidelines is one of the factors considered by the Compensation Committee in determining eligibility for participation in the Company's equity compensation programs.  As of November 30, 2015, all of the Named Executive Officers had exceeded the Company's stock ownership guidelines.

The Company has also adopted guidelines for stock ownership by non-employee directors.  The guidelines provide that each director maintain ownership of shares of the Company's Common Stock (either directly, through restricted shares issued under the Company's Director Fee Plan or through shares held in a deferred stock compensation account for the benefit of the director under the Company's Director Fee Plan) with a market value approximating five times the current annual retainer ($75,000).  Directors are expected to achieve compliance with these guidelines within a reasonable period of time after becoming a director.  As of November 30, 2015, all of the directors had met or exceeded the Company's stock ownership guidelines, except Messrs. Dunlap and Quigley who were elected to the Board of Directors in February 2015 and September 2015, respectively.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with the Company's management.  Based upon such review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's 2016 Proxy Statement, and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended September 30, 2015.

Submitted by:

The Compensation Committee of the Board of  Directors of Matthews International Corporation

J.D. Turner, Chairperson
A. Garcia-Tunon
M.K. O'Brien

Compensation Discussion and Analysis

Executive Summary

Continuous improvement in operating results and the creation of shareholder value are key elements of the compensation philosophy of Matthews International Corporation.  This philosophy serves as the framework for the Company's executive compensation program.  Our program is designed to provide incentive arrangements that reward executives for improvement in the Company's operating results and appreciation in our stock value.

To underscore the importance of "pay-for-performance" in our compensation philosophy and our Company's culture, our Committee (referred to throughout this section as the Committee) has developed incentive arrangements based on rigorous performance standards.  The incentive compensation plan component of compensation rewards executives for improvements in operating profit and economic value added which are generally greater than the respective targets set by the Committee at the beginning of the fiscal year.  These targets are based upon the Company's business plan.  Accordingly, the incentive compensation plan is designed to motivate management to maintain and, more importantly, achieve higher levels of profits and economic value added for the Company.  "Economic value added" is the measure of operating profit compared to the cost of the capital utilized to generate this profit.

Our long-term incentive program provides for grants of shares of restricted stock, with one-half of the shares vesting based on the achievement of performance targets and the remaining one-half based on the continued employment of a named executive officer ("NEO") over a three-year period.  For the fiscal 2015 grant, the Company established two criteria for the performance-vesting shares:
•	One-half (50%) of the performance-vesting shares vest upon the attainment of non-GAAP annual earnings per share of $2.88, $3.11 and $3.36, and
•	One-half (50%) of the performance-vesting shares vest upon the attainment of 5%, 15% and 25% appreciation in the Company's stock price.

Failure to achieve the earnings per share targets within three years of the date of grant or the stock price hurdles within five years of the date of grant will result in forfeiture of the respective awards. Vested shares are subject to the Company's stock ownership guidelines which require each executive to own shares the value of which equals a multiple of the executive's base salary.

Other notable highlights of our executive compensation program include:
•
Both the incentive compensation plan and long-term incentive program provide the Committee with discretion to adjust for the recovery of previously paid awards in the event of a restatement of financial statements, or to cancel, suspend, or require repayment to the Company of outstanding awards for violation of non-compete, non-solicitation or disparagement provisions.

•
The Company offers no employment, severance or change in control agreement to any executive, except as customary in certain foreign countries and in certain cases in connection with acquired companies or as necessary in the recruitment of a new executive.

•	The Company de-emphasizes the use of perquisites but does provide certain market competitive perquisites to executives.
•
Both the incentive compensation plan and long-term incentive programs are designed and administered to preserve the deductibility of NEO compensation under IRC Section 162(m) and have been approved by the Company's shareholders.

At the annual shareholders' meeting in February 2015, the fiscal 2014 executive compensation of the Company's NEO's was approved by our shareholders, with approximately 96% of the votes cast voting in favor of the proposal.

The Committee considered the favorable shareholder vote in February 2015 in connection with its determination of compensation policies and decisions and concluded that the Company would maintain its existing compensation philosophy in determining current year compensation design and implementation.

CEO Compensation Determination

In its determination of the specific elements of fiscal 2015 executive compensation for the Company's Chief Executive Officer ("CEO"), the Committee considered the following:

Base Salary – CEO base salary for 2015 was established at the Committee's meeting in November 2014.  Based on the competitive market assessment prepared by Pay Governance LLC, our independent executive compensation consultant, the Company's CEO base salary was determined to be approximately 92% of the market median.  As Mr. Bartolacci has held the CEO position since 2006 and his fiscal 2014 individual performance was rated Distinguished (highest), the Committee agreed that his annual base salary adjustments over the next several years should be determined with a goal of attaining market median, provided his individual performance remains at or above the current level.  As a result, the base salary for Mr. Bartolacci was increased 5.0% for 2015.  After this adjustment, Mr. Bartolacci's base salary remained below the "mid-point" for his position at approximately 97% of market median.

Incentive Compensation – Mr. Bartolacci's incentive compensation target as a percent of base pay for fiscal 2015 was determined based on the competitive market assessment prepared by our independent compensation consultant.  Actual CEO incentive compensation for fiscal 2015 was determined based on the operating results and economic value added performance of the Company in comparison to targets established by the Committee.  The Company's consolidated operating results and economic value added performance exceeded the specified ranges for fiscal 2015.  As a result, Mr. Bartolacci received incentive compensation equivalent to 200% of target as described later in this report.

Stock Awards – CEO equity compensation awards for fiscal 2015 were granted in November 2014.  In determining equity compensation grants, the Committee considers total shareholder return ("TSR") as an important factor in the alignment of CEO performance-based compensation with the interests of the Company's shareholders.  For the fiscal year ended September 30, 2014, the Company's stock price appreciated approximately 15% and the Company's earnings (on an adjusted non-GAAP basis) increased over fiscal 2013.  In addition, the Company's stock price appreciated 12% from September 30, 2014 to September 30, 2015.

The Committee also considers the individual performance evaluation of Mr. Bartolacci, which was rated as Distinguished for fiscal 2014.  As a result, the Committee determined an equity compensation award of 65,000 shares to Mr. Bartolacci for fiscal 2015.

In its evaluation of executive compensation, the Committee considers TSR a significant factor in determining the total compensation that can be earned by the Company's CEO.  Specifically, one of the performance elements of our equity compensation program requires the attainment of pre-defined stock appreciation thresholds to achieve vesting.  Failure to achieve the stock price hurdles within five years of the date of grant will result in forfeiture of the shares.  The other performance element of our equity compensation program requires the attainment of pre-defined earnings per share growth thresholds to achieve vesting.  Failure to achieve these thresholds within three years of the date of grant will also result in forfeiture of the shares.

For awards granted during the past seven fiscal years, an average of 69.0% of the performance-based stock awards as included in the Summary Compensation Table have actually been earned by our CEO (see table under "Pay-For-Performance Alignment") as a result of the Company's performance.  Restricted stock awards granted in fiscal 2009 and fiscal 2010 expired in November 2013 and November 2014, respectively, and stock option awards granted in fiscal 2005 expired in November 2015.  As a result, the unvested portions of these performance-based stock awards, totaling $1,356,332, were forfeited.

Retirement Benefits – There were no changes in the Company's executive retirement benefit formulas and, as such, Mr. Bartolacci did not have a significant change in his defined benefits under the plans.

Compensation Committee Administration

The Company's executive compensation policies are administered by the Compensation Committee of the Board of Directors. The Committee consists of three independent directors:  Mr. Turner (Chairperson), Mr. Garcia-Tunon and Mr. O'Brien.  Compensation for the Company's Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executives is presented in the Summary Compensation Table.

The principal function of the Compensation Committee is to review the Company's compensation and benefit programs, including executive compensation and benefits, to ensure that total compensation is appropriate, competitive and consistent with the Company's compensation philosophy.  In performing its duties, the Committee consults with the Company's Chief Executive Officer, the Company's Vice President, Human Resources and various independent external advisors.  In fiscal 2015, the Committee consulted principally with Pay Governance, an independent executive compensation consulting firm.  Pay Governance does no other work for the Company and reports directly to the Compensation Committee. The

Committee has full authority to retain external advisors, consultants and agents, as necessary, in the fulfillment of its responsibilities.  The Committee reviews the performance and the fees of the independent consultant each year and determines whether to retain such consultant for the upcoming year.

Among its other duties, the Committee has responsibility for setting executive base salary levels and administering the terms and policies of the following key executive benefit plans:
•	2010 Incentive Compensation Plan
•	2012 Equity Incentive Plan
•	2015 Incentive Compensation Plan
•	Supplemental Retirement Plan ("SERP")

Compensation Philosophy

The principal objectives of the Company's executive compensation program, including compensation provided to the NEOs, are to:
•	Attract, retain and motivate highly-qualified executives;
•	Reward continuous improvement in operating results and the creation of shareholder value; and
•	Align the interests of Company executives with shareholders.

The Company seeks to accomplish these objectives by maintaining a compensation philosophy that emphasizes rigorous performance-based programs.  The foundation of its philosophy is to:
•	Emphasize performance-based compensation elements while providing fixed compensation (base salary) commensurate with the market;
•	Provide retirement and other benefits that are competitive with the market;
•	Provide no employment contracts or other guarantees of employment except as customary in certain foreign countries or in connection with the negotiation of acquisitions; and
•	De-emphasize the use of perquisites except for business purposes.

The Company believes that executive compensation should be designed to provide management with incentives for the achievement of annual and long-term strategic objectives, with the ultimate objective of delivering improvement in shareholder value.  The Committee believes that an effective compensation structure should focus executives on the achievement of the Company's business objectives and reward executives for achieving those objectives.  As such, the Committee's philosophy is to provide performance-based compensation that targets levels modestly above the market median while targeting fixed base salaries at the median of the market.  The Committee has designed this approach in light of the rigorous performance standards of the Company's incentive plans and because the Company does not in general provide any type of employment contracts or severance programs to executives.  The Committee believes it has structured its annual and long-term performance-based compensation to encourage and reward high performance and achievement of Company objectives.

In pursuit of this philosophy, the Company's executive compensation program includes the following key components:

•	Base salaries;
•	Annual cash incentive payments under the Company's 2010 Incentive Compensation Plan;
•	Long-term incentive compensation under the Company's 2012 Equity Incentive Plan;
•	Retirement benefits; and
•	Other benefits (i.e., health & welfare benefits, insurance, certain perquisites).

In general, the Committee's desire to align the executive compensation program with the market drives the allocation between short-term and long-term compensation as well as cash and equity components.  The Committee believes that the level of compensation provided to an executive should be based on success against pre-established performance goals that drive the creation of shareholder value.  To achieve this objective, the Company has built its current short-term cash incentive plan based on growth in operating profit and economic value added.  Over the long-term, the Committee believes that stock price growth is one of the best indicators of the creation of shareholder value.  Therefore, the Committee provides equity awards with a level of value and rate of vesting that are dependent on time and the achievement of earnings per share and stock price hurdles.  The Company has no formal policy regarding the allocation of variable and fixed compensation for its NEOs.

The Committee has considered whether its executive compensation program promotes risk taking at levels that are unacceptable to the Company.  The Committee considered the following factors related to risk:
•	Compensation philosophy that targets salaries at the market median and incentives modestly above median;
•	Short-term incentive design that caps maximum awards for the achievement of operating profit and economic value added targets reflective of the Company's business plan;
•	Long-term incentives allocated to two separate vehicles;
•	Stock ownership guidelines; and
•	Incentive compensation recoupment policy.

The Committee believes that the above factors as well as the overall executive compensation design, policies and mix of compensation serve to manage risk in a manner that is acceptable to the Company and its shareholders.

The Committee makes decisions regarding executive compensation with input from its independent consultant.  When making decisions regarding compensation for the Chief Executive Officer ("CEO"), the Committee has a process in which it considers comparative market data provided by its independent consultant and the CEO's performance assessment prepared by the Company's Board of Directors.  When making decisions regarding compensation for executives other than the CEO, the Committee considers comparative market data and seeks input and evaluates recommendations from the CEO.  In order to obtain comparative market data for evaluating executive compensation, the Company, through its independent consultant, utilizes compensation data published by Towers Watson.  This survey contains hundreds of company participants, although the number of participants and the names of the companies that provided data for each position varies by position and is not provided by the survey publisher.  The Company targets industrial / manufacturing companies of similar size, complexity, employment region and performance in developing this data.  Because data sample sizes for these types of companies may not be sufficient, the Company supplements such data with broader and more general industry data to develop its market data.

In evaluating compensation for calendar 2015, the Committee's independent consultant developed a group of peer companies to make assessments of market compensation and to determine the alignment of compensation earned relative to Company and peer performance. The peer group targeted industrial/manufacturing companies of similar size, complexity, employment region and performance. The Company's peer group was modified from the prior year in order to increase the sample size and to also include "creative services" companies to better represent Matthews' diversified business units. The peer group of companies used in evaluating compensation for calendar 2015 was:

Actuant Corporation	CLARCOR Inc.	Deluxe Corp.
Graco Inc.	Hillenbrand, Inc.	ICF International, Inc.
IDEX Corporation	John Wiley & Sons, Inc.	Kaman Corporation
MDC Partners, Inc.	Meredith Corporation	Middleby Corp.
Minerals Technologies Inc.	MSA Safety Incorporated	Moog, Inc.
RTI International Metals, Inc.	Schweitzer-Mauduit International.	Service Corp. International
Standex International Corp.	Teledyne Technologies, Inc.	Viad Corporation
Westinghouse Air Brake Technologies Corporation		Woodward, Inc.

The Committee does not consider amounts from prior performance-based compensation, such as prior bonus awards or realized or unrealized equity compensation gains, in its decisions to increase or decrease compensation in the current year.  The Committee believes that this would not be in the best interest of retaining and motivating the executive.

Pay-for-Performance Alignment

The Committee believes there are different ways of assessing whether compensation paid to executives aligns with the performance of the Company.  For the Committee's consideration in understanding the Company's pay-for-performance alignment, the Committee's compensation consultant examined the relationship of our CEO's realizable compensation and the Company's performance relative to the CEO compensation and performance of our Peer Group.  Performance was defined as the relative ranking of the following four performance metrics:
•	Net sales growth;
•	Return on invested capital;
•	Growth in earnings before interest, taxes, depreciation and amortization (EBITDA); and
•	Total shareholder return (stock price appreciation plus dividends)

The consultant evaluated each performance metric independently relative to the Peer Group for the year 2014, the three-year period 2012 through 2014, and the five-year period 2010 through 2014.  The relative ranking of each performance metric was averaged to form a composite ranking.  The Company's relative composite performance ranking was aligned with the peer companies as follows:
•	2014: 50th percentile
•	2012 through 2014: 25th percentile
•	2010 through 2014: 19th percentile

The consultant compared the performance for 2014 to the CEO's bonus for fiscal year 2014.  This ranked at the 38th percentile of the Peer Group CEO's, while the Company's relative performance composite ranked at the 50th percentile of the Peer Group. The Committee is satisfied with the alignment of the relative ranking of the CEO's bonus with the relative ranking of Company performance.

For the three-year period 2012 through 2014, the CEO's three-year realizable compensation relative to peers ranked at the 29th percentile while the Company's performance composite ranked at the 25th percentile of the peers.  Realizable compensation includes base salary, actual bonuses paid, the intrinsic value of equity awards at the year-end 2014 stock price and performance shares earned or expected to be earned.

For the five-year period 2010 through 2014, the CEO's five-year realizable compensation relative to peers ranked at the 21st percentile while the Company's performance composite ranked at the 19th percentile of the Peer Group.

Pay-for-Performance Alignment
100%
75%
50%
25%
0%
Relative Realizable Compensation Percentile
0%
25%
50%
75%
100%
Composite Performance Percentile
A L I G N M E N T
Three-Year Realizable Compensation
2014 Annual Incentive
Five-Year Realizable Compensation

The Committee evaluated this information and concluded that the Company's relative performance was aligned with the relative realizable value of compensation paid to the CEO on both a three-year and five-year basis.

As further emphasis on the Committee's philosophy to align long-term incentive compensation with the Company's performance, below is a table which reflects the actual realized portion as of September 30, 2015 of the performance-based long-term incentive compensation awards over the past seven years for our CEO:

Grant	Performance Measure	Grant Value	Grant Date Stock Price	Vesting Thresholds			Percent of Shares Earned	Forfeiture Date
2009	Stock Price	$811,710	$41.24	$45.37	$51.55	$57.74	0.0%	Forfeited
2010	Stock Price	$829,635	$37.31	$41.05	$46.64	$52.24	66.7%	Forfeited
2011	Stock Price	$985,250	$33.39	$35.06	$38.40	$41.74	100.0%	2016
2012	Stock Price	$570,700	$34.89	$36.63	$40.12	$43.61	100.0%	2017
2013	Non-GAAP EPS	$354,875	$28.39	$2.57	$2.83	$3.11	66.7%	2016
2013	Stock Price	$439,875	$28.39	$29.81	$32.65	$35.49	100.0%	2018
2014	Non-GAAP EPS	$427,770	$40.74	$2.69	$2.94	$3.14	66.7%	2017
2014	Stock Price	$558,810	$40.74	$42.78	$46.85	$50.93	100.0%	2019
2015	Non-GAAP EPS	$499,200	$46.08	$2.88	$3.11	$3.36	33.3%	2018
2015	Stock Price	$591,012	$46.08	$48.39	$53.00	$57.60	66.7%	2020
Total							69.0%

Restricted stock awards granted in fiscal 2009 and fiscal 2010 expired in November 2013 and November 2014, respectively, and stock option awards granted in fiscal 2005 expired in November 2015.  As a result, the unvested portions of these performance-based stock awards, totaling $1,356,332, were forfeited.

Base Salaries

The Committee determines and approves the base salaries of the Company's executives, including the CEO, and considers recommendations from the CEO with respect to the other executives.  The Committee employs the same principles that are applied in developing the base salaries of all employees.  Base salary ranges are determined for each executive position based on their level, responsibilities and complexity using the 50th percentile survey data for similar positions at comparable companies.  A base salary "mid-point" is determined for each position based on this competitive market median data and ranges are established to provide that the Company's salary levels are managed between 80% and 120% of such "mid-point."

In determining base salary adjustments for each executive, the Committee considers the individual's performance evaluation, the level of responsibility for the position, an individual's current base salary in relation to "mid-point" and industry competition for executive talent.  As discussed earlier, the Committee's philosophy is to target fixed base salaries at the median of the market.  On this basis, calendar 2014 base salaries were increased for calendar 2015 as follows:

NEO	Percent Increase
Mr. Bartolacci	5.0%
Mr. Nicola	4.5%
Mr. Schawk	n/a
Mr. Gackenbach	3.5%
Mr. Walters	5.1%

As a result of these adjustments, when compared to the market median base salary data developed for each position by our consultant, each named executive officer's fiscal 2015 base salary was positioned as follows:  Mr. Bartolacci – 97%, Mr. Nicola – 99%, Mr. Gackenbach – 97%, and Mr. Walters – 91%.  Mr. Schawk is subject to an employment agreement effective July 29, 2014 which did not provide for a base salary adjustment at January 1, 2015.  When compared to the market median base salary data developed for his current position by our consultant, his base salary was positioned above the market median, but consistent with his prior salary as the Chief Executive Officer of Schawk, Inc.

The Company has a process under which executives are subject to an annual individual performance evaluation.  The evaluations are designed to rate each executive on various criteria, both objective and subjective, including the areas of leadership, technical expertise, initiative, judgment and personal development.   An overall rating is assessed to each individual from these evaluations and is an important element in determining annual adjustments to base salaries.  The rating levels include:  Distinguished (highest rating), Commendable, Competent, Adequate and Provisional (lowest rating).  The Committee conducts an evaluation of the CEO's performance and the CEO conducts an evaluation of each executive officer's performance.  Each of the named executives, including Mr. Bartolacci, was rated at either the Commendable or Distinguished levels.

Annual Incentive Compensation

The Company's 2010 Incentive Compensation Plan (the "2010 Plan") covers the annual incentive compensation to be paid to key managers of the Company, including the NEOs.  The 2010 Plan provides an incentive arrangement based on the establishment and achievement of annual goals reflective of the Company's business plan.  The objective of the program is to promote the Company's goal of increasing shareholder value.  The Company believes that two of the key elements in the creation of shareholder value are:

•	growth in operating profit (or EBITDA); and
•	improvement in operating profit greater than the cost of the capital utilized to generate this profit.

Operating profit less the associated capital cost is referred to as "economic value added".  Accordingly, the 2015 incentive compensation plan was designed to motivate management to achieve levels of operating profit (or EBITDA) and economic value added reflective of the Company's business plan.

Designated managers within each of the Company's business segments participate in the incentive program for their respective business unit.  Incentive compensation for these participants (except the SGK Brand Solutions segment) is calculated based on the achievement of operating profit and economic value added targets established for their individual business unit.  Economic value added for business units is defined as the unit's operating profit less its cost of capital (cost of capital is determined based on a pre-tax rate of 12% times net controllable assets, which is estimated to be the Company's weighted average pre-tax cost of capital).  Incentive compensation for SGK Brand Solutions participants, including Mr. Schawk, is calculated based on the achievement of EBITDA targets established for this business unit.

Incentive compensation for corporate executives is calculated based on the achievement of pre-established targets for net income and economic value added performance of the Company on a consolidated basis.  Corporate economic value added is defined as the Company's net income less its after-tax cost of capital (with cost of capital based on an after-tax rate of 8%, which is estimated to be the Company's weighted average after-tax cost of capital).

Operating profit, EBITDA, net income and economic value added targets are established at the beginning of the fiscal year by the Compensation Committee.  In determining these targets for fiscal 2015, the Committee considered the long-term growth objectives of the Company; fiscal 2015 operating budgets approved by the Company's Board of Directors; and current economic, industry and competitive market conditions.  Fiscal 2015 performance targets established for the business units of the NEO's were as follows:

Corporate (Mr. Bartolacci, Mr. Nicola and Mr. Walters)
	Net Income	Economic Value Added	Relative Incentive %
Target	$78,900	$14,100	100%
Minimum	$71,010	$7,050	50%
Maximum	$86,790	$21,150	200%

SGK Brand Solutions (Mr. Schawk)
	EBITDA	Relative Incentive %
Target	$157,788	100%
Minimum	$142,009	50%
Maximum	$173,567	200%

Memorialization (Mr. Gackenbach)
	Operating Profit	Economic Value Added	Relative Incentive %
Target	$82,658	$25,400	100%
Minimum	$74,392	$19,050	50%
Maximum	$90,924	$31,750	200%

Note:  All targets exclude certain non-GAAP adjustments as approved by the Committee, such as acquisition related costs, restructuring costs, asset impairments, litigation settlement and related costs, and other non-GAAP adjustments as presented in the Company's quarterly an annual earnings reports.

Corporate amounts are based on consolidated net income and economic value added of the Company.  Memorialization amounts do not include the results of the Environmental Solutions division of this segment.

The attainment of target performance levels result in an earned incentive equivalent to the participant's target incentive amount (discussed below).  No incentive amounts are earned for operating results that do not achieve the defined minimum performance levels.  Incentive amounts cannot exceed the defined maximum percentage of the participant's target incentive amount.  Earned incentive percentages are interpolated within the ranges.

For the NEOs (except Mr. Schawk) for fiscal 2015, one-half of the participant's incentive compensation opportunity was based on the achievement of operating profit targets (net income in the case of Corporate participants), with the remaining portion based on the achievement of economic value added targets.  To better align business unit performance with the Company's consolidated objectives, 25% of the incentive compensation opportunity for Mr. Gackenbach was based on the achievement of the Company's consolidated results.

The target incentive amount is expressed as a percentage of the participant's base salary and based upon the executive's position and the industry recommended percentage target for the position as provided to the Company by Pay Governance LLC.  Target, minimum and maximum incentive award opportunities for the CEO and other NEOs are included in the table below.

Named Executive Officer	Target Incentive Award as a Percent of Base Salary	Minimum Incentive Award as a Percent of Base Salary	Maximum Incentive Award as a Percent of Base Salary
J.C. Bartolacci	100%	50%	200%
S.F. Nicola	70%	35%	140%
D.A. Schawk	75%	50%	150%
S.D. Gackenbach	50%	25%	100%
B.D. Walters	40%	20%	80%

Actual results for fiscal 2015 compared to target levels were as follows.  Actual and target amounts reflect the following non-GAAP adjustments as pre-approved by the Compensation Committee:  acquisition-related costs, restructuring costs, asset impairments, litigation settlement and related costs, and other non-GAAP adjustments as presented in the Company's quarterly and annual earnings reports.

Corporate

	Actual	Target	Relative Incentive %	Allocation	Incentive Earned
Net income	$90,492	$78,900	200%	50%	100%
Economic value added	$26,073	$14,100	200%	50%	100%
Total					200%

SGK Brand Solutions

	Actual	Target	Incentive Earned
EBITDA	$158,867	$157,788	101%

Memorialization

	Actual	Target	Relative Incentive %	Allocation	Incentive Earned
Operating profit	$92,684	$82,658	200%	50%	100%
Economic value added	$33,826	$25,400	200%	50%	100%
Total					200%

Based on actual results, the calculation of the earned incentive amounts were as follows:

Named Executive Officer	Base Salary	Target Incentive	Target Incentive Amount	Earned Incentive	Earned Incentive Amount
J.C. Bartolacci	$773,850	100%	$773,850	200%	$1,547,700
S.F. Nicola	$464,000	70%	$324,800	200%	$649,600
D.A. Schawk	$595,000	75%	$446,250	101%	$449,597
S.D. Gackenbach	$369,500	50%	$184,750	200%	$369,500
B.D. Walters	$323,000	40%	$129,200	200%	$258,400
Note:	25% of the target incentive amount for Mr. Gackenbach was based on the achievement of the Corporate results.

Incentive amounts may be subject to reduction at the discretion of the Committee based on the performance of the NEO relative pre-established, quantifiable personal goals.  Each incentive compensation plan participant develops personal goals, which are subject to review and approval by the business unit President or Chief Executive Officer, as appropriate.  The personal goals of the CEO are reviewed and approved by the Committee.  The Committee may use discretion to decrease calculated awards based on the participant's performance relative to the quantifiable individual goals, however, no adjustments were made in fiscal 2015.

Long-Term Incentive Compensation

Long-Term Incentive Compensation for fiscal 2015 was provided to key managers and executives under the Company's 2012 Equity Incentive Plan (the "2012 Equity Plan").

The 2012 Equity Plan is an equity compensation plan designed to directly align the interests of employees with the Company's shareholders.

The 2012 Equity Plan is intended to encourage eligible employees to increase their efforts to make the Company more successful, to provide an additional inducement for such employees to remain with the Company, to reward such employees by providing an opportunity to acquire shares of the Company's common stock on favorable terms and to provide a means through which the Company may attract able persons to enter the employ of the Company.  The eligible employees are those employees of the Company or any subsidiary who share responsibility for the management, growth or protection of the business of the Company.

Under the 2012 Equity Plan, equity grants can be made in the form of:
•	Stock options,
•	Restricted share awards,
•	Restricted stock units,
•	Performance units,
•	Stock appreciation rights, and
•	Other stock-based awards.

Prior to fiscal 2008, equity grants were predominantly in the form of performance-vesting stock options.  Since fiscal 2008, the Company has issued restricted shares with time and performance-vesting provisions.

The Committee considers growth in stock price as the best means of measuring shareholder value creation over the long-term.  For this reason, the Committee believes that the use of stock-based compensation has provided a strong link to meeting this objective.  In keeping with the Committee's philosophy of providing performance-based incentives, the restricted shares awarded in fiscal 2015 generally contained performance-vesting provisions for one-half of the shares granted.  Further, in order to enhance the Company's retention objectives, the remaining one-half of the shares granted contain a time-vesting feature in which such shares vest three years from the grant date subject to continued employment of the executive by the Company.

For the fiscal 2015 grant, the Company established two criteria for the performance-vesting shares
•	One-half (50%) of the performance-vesting shares (i.e., 25% of the overall award) vest upon the attainment of non-GAAP annual earnings per share of $2.88, $3.11 and $3.36, and
•	One-half (50%) of the performance-vesting shares (i.e., 25% of the overall award) vest upon the attainment of 5%, 15% and 25% appreciation in the Company's stock price.

Failure to achieve the earnings per share targets within three years of the date of grant or the stock price hurdles within five years of the date of grant will result in forfeiture of the applicable portion of the respective awards.

In July 2014, as an incentive for achievement of the Company's integration objectives in connection with the SGK acquisition and the retention of key executives, the Committee awarded a special grant of 28,110 shares of restricted stock on the acquisition date to Mr. Schawk.  One-half (50%) of the shares vest based on the achievement of performance targets, with the remaining half of the shares based on continued employment over a three-year period.  The performance-vesting shares require the achievement of pre-determined EBITDA targets for the SGK Brand Solutions segment within three years of the date of grant.

Every year, the Committee determines individual grant levels through consultation with the independent compensation advisor.  The Committee is provided grant guidelines by Pay Governance LLC, which provide recommended grant award ranges based on current market thresholds.  The recommended ranges provide a minimum, maximum and target grant award for each position / salary level. The grant ranges are developed such that the minimum of the range aligns with the market 50th percentile, the maximum of the range aligns with the market 75th percentile and the target level in the range represents the average of the market 50th and 75th percentile opportunity.  The Committee has chosen this approach since a portion of the grants contain performance-vesting criteria and to align with its philosophy of providing modestly above market variable compensation opportunities.  Additionally, the design of our performance-based awards requires the achievement of all performance targets to vest in the target number of shares.  Our performance-vesting share design caps award payouts at the target level and does not provide for awards to vest in an amount above the target number of shares granted.  Actual grants within this range are determined based on the individual performance assessments of each executive during the past fiscal year.  Grants made to the NEOs in November 2014 were within the above range, but were capped at the target level.

Grant recommendations are developed using a valuation model consistent with accounting policies for stock-based compensation and is based on the fair market value of the Company's common stock on the dates of grant.  Grants to executive officers are generally made only once a year in the Company's first fiscal quarter (usually at the November meeting of the Committee), except for new hires and promotions.  The Company does not time the release of material non-public information around the granting of equity compensation awards.

Stock options and restricted shares may also vest under certain change in control circumstances.  Performance-based restricted shares cannot vest earlier than one year from the date of grant and expire on the earlier of three or five years (depending on the vesting criteria) from the date of grant, upon employment termination, or within specified time limits following voluntary employment termination (with consent of the Company), retirement or death.  Stock options are not exercisable within six months from the date of grant and expire on the earlier of ten years from the date of grant, upon employment termination, or within specified time limits following voluntary employment termination (with consent of the Company), retirement or death.
The minimum holding periods for vested stock options and restricted share awards are governed by the Company's stock ownership guidelines.  The ownership policy mandates that at least 50% of the after-tax shares realized upon an option exercise or vesting of restricted stock must be retained until the ownership guideline is met.

Beginning with the November 2011 restricted share grant, dividends on unvested shares are no longer paid directly; rather, dividends associated with unvested restricted stock are accrued and  only become payable if and upon the vesting of the restricted shares.  Accordingly, dividends will not be paid if the restricted shares do not become vested and are instead forfeited.

Adjustments or Recovery of Prior Compensation

The Sarbanes-Oxley Act of 2002 requires the CEO and Chief Financial Officer to reimburse the Company for any awards received following the release of financial results that subsequently require an accounting restatement due to noncompliance with a material financial reporting requirement as a result of misconduct.  Additionally, our 2010 Plan has a recoupment provision under which the Committee has the discretion to adjust for the recovery of previously paid awards from any participant, where appropriate, in the event of restatement of prior financial statements.  No such adjustments have been necessary under these provisions.

The 2010 Plan and the 2012 Plan provide the Committee the discretion over the three-year period following the grant of awards to cancel, suspend or require repayment to the Company of outstanding awards if the participant (i) competes with the Company or its subsidiaries, (ii) violates solicitation provisions with customers or employees, or (iii) defames or disparages the Company, its subsidiaries or certain related persons.

Stock Ownership Guidelines

The Company has established stock ownership guidelines for executive officers and business unit management in order to support a culture of ownership among the management team.  The Committee believes significant ownership levels will provide additional motivation to executives to perform in accordance with the interests of the Company's shareholders. The ownership guidelines are expressed as a multiple of base salary and are as follows:

Position	Minimum Equivalent Stock Value
Chief Executive Officer	5 times base salary
Chief Financial Officer; Group Presidents	4 times base salary
Division Presidents; Vice President, Human Resources; Vice President and General Counsel; Vice President and Controller	3 times base salary
Managers directly reporting to Division Presidents	2 times base salary
Other managers eligible for equity compensation and other incentive compensation plan participants	1 time base salary

For purposes of these guidelines, stock ownership includes all shares directly owned (including shares held under the Employee Stock Purchase Plan and time-vesting restricted shares), but does not include outstanding stock options or unvested performance-based restricted shares.  Immediate compliance with these guidelines is not mandatory; however, individuals are expected to undertake a program to achieve compliance within five years of their hire date or promotion to their respective position.  The ownership policy mandates that at least 50% of the after-tax shares realized upon an option exercise or vesting of restricted stock must be retained until the ownership guideline is met.  Compliance with these ownership guidelines is one of the factors considered by the Compensation Committee in determining eligibility for participation in the Company's equity compensation programs.

As of November 30, 2015, all NEOs exceeded the Company's stock ownership guidelines.

Anti-Hedging Policy

The Company has a policy that prohibits directors, officers and employees from hedging the Company's stock.

Retirement Benefits

Retirement benefits are generally provided to executives under the Company's principal retirement plan and in some cases, a SERP.  The purpose of both these plans is to provide post-retirement compensation and stability to executives.  The Committee's goal is to provide a benefit that is competitive with plans which would be available to executives of similar companies. The Committee believes this philosophy will allow the Company to effectively attract and retain talented executives.

Executive officers may become eligible to participate in the Company's SERP.  To be eligible for participation, the individual must be an executive officer of the Company as designated by the Board of Directors annually and meet certain length of service requirements as a designated executive officer and in total with the Company.  Of the NEOs, Messrs. Bartolacci and Nicola participate in the SERP.  Unlike the principal retirement plan, the SERP is an unsecured obligation of the Company and is not a tax-qualified plan.  Funding for the SERP is provided through a non-revocable trust arrangement.  The SERP is intended to make-up the tax-related limitation of benefits under the principal retirement plan and to provide retirement benefits at competitive market rates.  In addition, the SERP serves as a retention vehicle as benefits generally do not fully vest until the completion of a minimum of 15 years of service.

In 2009, the Committee closed the SERP to any new participants going forward, including Messrs. Gackenbach and Walters, and created a separate plan for any new designate executive going forward, which limits the benefit available to the restoration of amounts lost to tax-related limitations under the Company's other retirement and 401(k) plans.

Other Compensation

The Company generally provides all domestic employees with the following:
•	401(k) plan,
•	Employee stock purchase plan,
•	Health and dental coverage,
•	Company-paid term life insurance,
•	Disability insurance,
•	Educational assistance, and
•	Paid time off (vacations and holidays).

These benefits are designed to be competitive with overall market practices.  Educational assistance for dependent children is also provided to any employee of the Company whose child meets the scholastic eligibility criteria and is attending an eligible college or university.  Educational assistance is limited to $1,200 for each semester and $2,400 annually.

The Company provides executives with other benefits, reflected in the "All Other Compensation" column in the Summary Compensation Table, which the Committee considers reasonable, competitive and consistent with the Company's compensation philosophy.  These benefits include supplemental life insurance coverage, costs associated with personal use of a vehicle and, in certain circumstances, club dues, financial counseling and tax preparation services.

Employment and Severance Agreements

None of the named executives have employment, severance or change-of-control agreements, except for Mr. Schawk.

Mr. Schawk signed an employment agreement with the Company upon the acquisition of Schawk, Inc., on July 29, 2014.  Under his employment agreement, which has an initial term of three-years, he will receive base salary at an initial annual rate of $595,000 and will be entitled to an annual incentive bonus at a target rate of 75% of base salary based on the performance of his business unit.  For fiscal 2015, the incentive bonus was subject to a minimum payment amount of $297,500.  In addition, under the employment agreement, Mr. Schawk received an award of 28,110 shares of restricted stock effective July 29, 2014.  The restricted shares are subject to performance-based vesting criteria for 50% of the shares granted, with the remaining 50% of the shares subject to continued employment for the initial three-year term of the employment agreement.  The employment agreement also specifies other compensation generally consistent with the Company's employee benefit plans.

Tax Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows federal income tax deductions for compensation paid to the Chief Executive Officer and any of the other four highest compensated executives in excess of $1 million in any taxable year, subject to certain exceptions. One exception involves compensation paid pursuant to shareholder-approved compensation plans that are performance-based.  Certain of the provisions in the 2010 Plan are intended to cause awards earned under such plan to be eligible for this exception (so that compensation related to such awards should be deductible under the Internal Revenue Code).  In addition, certain of the provisions in the 2007 Equity Incentive Plan and 2012 Equity Incentive Plan are intended to cause grants of performance-based stock compensation under such plan to be eligible for this exception (so that compensation related to the vesting or exercise of such shares should be deductible under the Internal Revenue Code).  Payments of cash compensation to executives (except annual incentive compensation awards earned under the 2010 Plan) and time-based grants of restricted shares under the 2012 Plan are not at present eligible for this performance-based exception.  The Committee has taken and intends to continue to take actions, as appropriate, to attempt to minimize, if not eliminate, the Company's non-deductible compensation expense within the context of maintaining the flexibility which the Committee believes to be an important element of the Company's executive compensation program.

Annual Compensation of the Named Executive Officers

The table below summarizes the compensation for fiscal 2015, 2014 and 2013 earned by the Company's Chief Executive Officer, Chief Financial Officer, and each of the three other most highly paid executive officers who were serving as executive officers at September 30, 2015.  These individuals are sometimes referred to in this Proxy Statement as the "named executive officers", or the "NEOs".

Summary Compensation Table

Name and Principal Position	Year (1)	Salary	Bonus		Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compen-sation (3)	Change in Pension Value and Nonqualified Deferred Plan Compen-sation (4)	All Other Compen-sation (5)	Total
Joseph C. Bartolacci Director, President and Chief Executive Officer	2015 2014 2013	$765,346 729,615 698,769	$	- - -	$2,837,417 2,449,493 2,036,813	- - -	$1,547,700 774,587 552,368	$886,052 531,501 -	$80,584 83,690 77,107	$6,117,099 4,568,886 3,365,057
Steven F. Nicola Chief Financial Officer and Secretary	2015 2014 2013	459,385 439,673 420,577		- - -	984,800 781,505 651,780	- - -	649,600 326,651 233,228	570,508 297,112 -	35,480 38,495 36,033	2,699,773 1,883,436 1,341,618
David A. Schawk Director, President, SGK Brand Solutions (6)	2015 2014	595,000 114,423		-	- 1,225,033	-	449,597 71,057	- -	10,200 8,646	1,054,797 1,419,159
Steven D. Gackenbach Group President, Memorialization	2015 2014 2013	366,615 354,231 334,615		- - -	436,520 443,241 439,952	- - -	369,500 88,175 286,730	28,643 40,478 8,319	29,507 27,806 22,783	1,230,785 953,931 1,092,399
Brian D. Walters Vice President and General Counsel	2015 2014 2013	319,377 304,231 291,000		- - -	528,190 256,614 244,418	- - -	258,400 129,189 92,140	80,827 121,372 -	21,867 21,633 18,158	1,208,661 833,039 645,716

(1)	For the fiscal years ended September 30, 2015, 2014 and 2013.
(2)	Amounts in this column reflect the grant date fair value of awards of restricted shares of the Company's Common Stock granted during fiscal 2015, 2014 and 2013 computed in accordance with Financial Accounting Standards Board ASC Topic 718; however, the estimate of forfeiture related to service-based vesting conditions is disregarded for purposes of this valuation. For details of individual grants of restricted shares during fiscal 2015, see the Grants of Plan-Based Awards table below. During fiscal 2015, restricted shares were forfeited by the named executive officers, as follows: Mr. Bartolacci, 9,500 shares; Mr. Nicola, 2,940 shares; and Mr. Walters, 700 shares. During fiscal 2014, restricted shares were forfeited by the named executive officers, as follows: Mr. Bartolacci, 26,100 shares; Mr. Nicola, 8,070 shares; and Mr. Dunn, 4,500 shares. During fiscal 2013, restricted shares were forfeited by the named executive officers, as follows: Mr. Bartolacci, 11,600 shares; Mr. Nicola, 4,833 shares; and Mr. Dunn, 1,800 shares. The assumptions on which this valuation is based are set forth in Note 9 to the audited financial statements included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 24, 2015.
(3)	The amounts shown in this column reflect amounts earned and paid under the 2010 Plan, except the amount shown for Mr. Schawk in fiscal 2014. For a full explanation of the operation of the Incentive Compensation Plan, refer to the narrative disclosure above and the Annual Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 33 of this Proxy Statement. The amount shown for Mr. Schawk for fiscal 2014 represents the pro rata portion (for the period July 29, 2014 through September 30, 2014) of the amount earned under the Annual Incentive Program of Schawk, Inc. ("Schawk"), which was paid by the Company.
(4)	The amount shown in this column for each of the named executive officers is the increase, if any, in the actuarial present value of the accumulated benefits under all defined benefit plans for the years ended September 30, 2015, 2014 and 2013. A significant portion of the amounts listed for fiscal 2015 resulted from a change in the mortality table in fiscal 2015, and a significant portion of the amounts listed for fiscal 2014 resulted from a reduction in the discount rate, due to the decline in market interest rates. For additional information regarding defined benefit pension plans, see the Pension Benefits table below.
(5)	Amounts represent one or more of the following: premiums for officer's life insurance, incremental premiums for long-term disability insurance, club dues, dividends on restricted shares, the value for personal use of Company leased vehicles, matching contributions to the Company's 401(k) Plan, educational assistance, and the personal use of aircraft (Mr. Schawk in fiscal 2014 only). The fiscal 2015, 2014 and 2013 amounts for Mr. Bartolacci include dividends on restricted shares of $43,578, $47,978 and $41,667, respectively. The fiscal 2015, 2014 and 2013 amounts for Mr. Nicola include dividends on restricted shares of $15,494, $16,775 and $12,756, respectively. The amounts for Mr. Gackenbach include vehicle allowances of $15,600 in fiscal 2015, 2014 and 2013.
(6)	Mr. Schawk joined the Company on July 29, 2014 and received a pro-rated base salary pursuant to the terms of his employment agreement.

The following table provides information on grants of plan-based awards held by the named executive officers during fiscal 2015.

Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date (1)	Threshold ($)	Target ($) (2)	Maximum ($)	Threshold (#)	Target (# ) (3)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock Awards ($) (5)
J.C. Bartolacci	11/12/14					5,417					$249,615
11/12/14						5,417					249,615
11/12/14						5,416					249,570
11/12/14						5,417					223,830
11/12/14						5,417					196,366
11/12/14						5,416					170,821
11/12/14								32,500			1,497,600
11/12/14		$386,925	$773,850	$1,547,700
S.F. Nicola	11/12/14					1,880					86,630
11/12/14						1,880					86,630
11/12/14						1,880					86,630
11/12/14						1,880					77,682
11/12/14						1,880					68,150
11/12/14						1,880					59,295
11/12/14								11,280			519,783
11/12/14		162,400	324,800	649,600
D.A. Schawk	11/12/14	297,500	446,250	892,500		-		-			-
S.D. Gackenbach	11/12/14					833					38,385
11/12/14						833					38,385
11/12/14						834					38,430
11/12/14						833					34,420
11/12/14						833					30,196
11/12/14						834					26,304
11/12/14								5,000			230,400
11/12/14		92,375	184,750	369,500
B.D. Walters	11/12/14					1,008					46,448
11/12/14						1,008					46,448
11/12/14						1,009					46,495
11/12/14						1,008					41,651
11/12/14						1,008					36,540
11/12/14						1,009					31,824
11/12/14								6,050			278,784
11/12/14		64,600	129,200	258,400

(1(1)	All grants were effective as of the date on which the Compensation Committee of the Board of Directors met to approve them.
(2(2)
Amounts represent target payouts under the Company's 2010 Plan.  The target represents the named executive officer's annual salary multiplied by his respective target incentive award percentage.  The target incentive award percentages, expressed as a percentage of annual base salary are 100% for Mr. Bartolacci, 70% for Mr. Nicola, 75% for Mr. Schawk, 50% for Mr. Gackenbach, and 40% for Mr. Walters.  For a full explanation of the operation of the 2010 Plan, refer to the Annual Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 33 of this Proxy Statement.

(3)	Amounts represent the number of shares of restricted stock granted pursuant to the 2012 Equity Plan that vest upon certain performance criteria. Performance-based restricted shares granted in November 2014 were granted such that for 50% of such shares vesting occurs in one-third increments upon the attainment of annual adjusted earnings per share of $2.88, $3.11 and $3.36, respectively; and for 50% of such shares vesting occurs upon the attainment of 5%, 15% and 25% appreciation, respectively, in the market value of the Company's Common Stock, but in no event prior to the expiration of one year from the date of the grant. Restricted shares may also vest under certain change in control circumstances. The restricted shares are forfeited if the adjusted earnings per share and stock price appreciation performance vesting criteria have not been met on the earlier of three and five years from the date of grant, respectively, upon employment termination, or within specified time limits following voluntary employment termination (with consent of the Company), retirement or death. For a full explanation of the operation of the 2012 Equity Plan, refer to the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 36 of this Proxy Statement.

(4)	Amounts represent the number of shares of restricted stock granted pursuant to the 2012 Equity Plan that fully vest on the third anniversary of the grant date. Restricted shares may also vest under certain change in control circumstances. The restricted shares are forfeited upon employment termination, or within specified time limits following voluntary employment termination (with consent of the Company), retirement or death. For a full explanation of the operation of the 2012 Equity Plan, refer to the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 36 of this Proxy Statement.
(5)	Grant date fair values are developed using a Binomial pricing model based on the fair market value of the Company's common stock on the dates of grant. The assumptions on which this valuation is based are set forth in Note 9 to the audited financial statements included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 24, 2015.

The following table sets forth information concerning the fiscal 2015 year-end value of unexercised options and unearned restricted shares for each of the named executive officers.

Outstanding Equity Awards at Fiscal Year-End Table

		Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (2)		Option Exercise Price	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (9)
J.C. Bartolacci	0	0	26,666	(3)	$37.29	11/16/2015
	47,432	0	34,166	(4)	$40.56	11/15/2016
							37,500	(5)	1,836,375	12,500	(10)	612,125
							31,500	(6)	1,542,555	10,500	(11)	514,185
							32,500	(7)	1,591,525	32,500	(12)	1,591,525

S.F. Nicola	0	0	18,333	(3)	$37.29	11/16/2015
	21,728	0	14,666	(4)	$40.56	11/15/2016
							12,000	(5)	587,640	4,000	(10)	195,880
							10,050	(6)	492,149	3,350	(11)	164,050
							11,280	(7)	552,382	11,280	(12)	552,382

D.A.Schawk							14,055	(8)	688,273	14,055	(13)	688,273

S.D. Gackenbach							8,100	(5)	396,657	2,700	(10)	132,219
							5,700	(6)	279,129	1,900	(11)	93,043
							5,000	(7)	244,850	5,000	(12)	244,850

B.D.Walters	0	0	4,166	(3)	$37.29	11/16/2015
	0	0	2,666	(4)	$40.56	11/15/2016
							4,500	(5)	220,365	1,500	(10)	73,455
							3,300	(6)	161,601	1,100	(11)	53,867
							6,050	(7)	296,269	6,050	(12)	296,269

(1(1)	Represents options that have met performance vesting thresholds, but have not met time vesting thresholds as of September 30, 2015 (unvested options).
(2(2)	Represents options that have not met performance vesting thresholds as of September 30, 2015 (unearned options).
(3(3)
The unearned portion of this option grant will be earned and vested upon the stock price of the Company's common stock reaching 160% of the exercise price for ten consecutive trading days.  These options were forfeited on November 16, 2015.

(4(4)	The unearned portion of this option grant will be earned and vested upon the stock price of the Company's common stock reaching 160% of the exercise price for ten consecutive trading days.
(5(5)	Represents restricted shares that were fully vested on November 14, 2015.
(6(6)	Represents restricted shares that will be earned and fully vested on November 13, 2016.
(7(7)	Represents restricted shares that will be earned and fully vested on November 12, 2017.
(8(8)	Represents restricted shares that will be earned and fully vested on July 29, 2017.
(9(9)
Represents the value of all unvested restricted shares as of September 30, 2015.  The value is computed by multiplying all unvested restricted shares by the $48.97, the closing price of the Company's common stock on September 30, 2015.

(1(10)
Represents restricted shares that will be earned and vested as follows: one-half upon the adjusted earnings per share of the Company reaching $2.83, and one-half upon the adjusted earnings per share of the Company reaching $3.11.  These shares vested on November 16, 2015.

(1(11)
Represents restricted shares that will be earned and vested as follows: one-half upon the adjusted earnings per share of the Company reaching $2.91, and one-half upon the adjusted earnings per share of the Company reaching $3.14.  One-half of these shares vested on November 16, 2015.

(1(12)
Represents restricted shares that will be earned and vested as follows: one-sixth upon the stock price of the Company's common stock reaching 105% of the grant date fair value of the Company's common stock ($46.08) for ten consecutive trading days, one-sixth upon the stock price of the Company's common stock reaching 115% of the grant date fair value of the Company's common stock for ten consecutive trading days, one-sixth upon the price of the Company's common stock reaching 125% of the grant date fair value of the Company's common stock for ten consecutive trading days, one-sixth upon the adjusted earnings per share of the Company reaching $2.88, one-sixth upon the adjusted earnings per share of the Company reaching $3.11, and one-sixth upon the adjusted earnings per share of the Company reaching $3.36.  One-third of these shares vested on November 16, 2015.

(1(13)
Represents restricted shares that will be earned and vested as follows:  One-third upon the Company's annual adjusted EBITDA reaching $145 million, one-third upon the Company's annual adjusted EBITDA reaching $160 million and one-third upon the Company's annual adjusted EBITDA reaching $170 million.  One-third of these share vested on November 16, 2015.

The following table provides information on the exercise of stock options and vesting of restricted shares for each of the named executive officers during fiscal 2015.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
J.C. Bartolacci	47,569	$391,850	46,750	$2,205,255
S.F. Nicola	25,940	226,287	16,200	763,122
S.D. Gackenbach	-	-	8,150	384,903
B.D. Walters	2,667	33,775	7,000	328,556

Retirement Benefits

The Company's domestic retirement plan is noncontributory and provides benefits based upon length of service and final average earnings. Generally, employees age 21 with one year of continuous service are eligible to participate in the retirement plan. The benefit formula is 3/4 of 1% of the first $550 of final average monthly earnings plus 1‑1/4% of the excess times years of credited service (maximum 35 years).  The plan is a defined benefit plan and covered compensation is limited generally to base salary or wages. Benefits are not subject to any deduction or offset for Social Security.

In addition to benefits provided by the Company's retirement plan, the Company has a Supplemental Retirement Plan ("SERP"), which provides for supplemental pension benefits to certain executive officers of the Company designated by the Board of Directors.  Upon normal retirement under this plan, such individuals who meet stipulated age and service requirements are entitled to receive monthly supplemental retirement payments which, when added to their pension under the Company's retirement plan and their maximum anticipated Social Security primary insurance amount, equal, in total, 1.85% of final average monthly earnings (including incentive compensation) times the individual's years of continuous service (subject to a maximum of 35 years).  Upon early retirement under the SERP, reduced benefits will be provided, depending upon age and years of service. Benefits under the SERP vest based upon the attainment of certain levels of qualified and total continuous service.  The Company has established a non-revocable trust to fund the SERP, and a provision has been made on the Company's books for the actuarially computed obligation.

In 2009, the Committee closed the SERP to new participants and created a separate plan for any new designated executive going forward, limiting its benefit to restoring amounts lost to tax-related limitations under the Company's regular retirement and 401(k) plans.

The table below sets forth the number of years of credited service and the present value at September 30, 2015 of the accumulated benefits under the each of the retirement plans for each of the named executive officers.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
J.C. Bartolacci	Matthews International Corporation Employees Retirement Plan	17	$459,983	-
Matthews International Corporation SERP		18	3,217,633	-
S.F. Nicola	Matthews International Corporation Employees Retirement Plan	21	573,902	-
Matthews International Corporation SERP		22	1,640,467	-
S.D. Gackenbach	Matthews International Corporation Employees Retirement Plan	3	85,069	-
B.D. Walters	Matthews International Corporation Employees Retirement Plan	9	171,763	-

(1)	As of September 30, 2015. Years of credited service for the Matthews International Corporation Employees Retirement Plan begin on the first of the month following the completion of one year of service. Years of credited service for the Company's SERP begin on the initial date of service.
(2)	The assumptions on which this valuation is based are set forth in Note 11 to the audited financial statements included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 24, 2015.

The Company provides a 401(k) Plan covering substantially all domestic employees of the Company.  Participants may make pre-tax contributions to their account of 1% up to 60% of their annual compensation.  For employees covered under the Matthews International Corporation Employees Retirement Plan, which includes the named executive officers, the Company makes matching contributions to each participant at a rate of 50% of participants' deferrals up to 1% their annual compensation.  Participants are fully vested immediately in the value of their contributions and fully vested in the value of Company matching contributions after three years of service, provided they are a participant of the plan.

Potential Payments upon Termination or Change in Control

The following discussion describes and quantifies the payments that would be made to each of the NEOs under a variety of circumstances, assuming that each had taken place on September 30, 2015: (1) the executive resigns voluntarily without the consent of the Company; (2) the executive resigns voluntarily with the consent of the Company; (3) the executive is involuntarily terminated without cause; (4) the executive is involuntarily terminated with cause; (5) the executive dies or becomes permanently disabled while employed; (6) the executive retires; or (7) a change in control of the Company takes place.

Stock Options.  Under the terms of the existing stock option grants, in the event of voluntary termination of employment without the Company's consent or any involuntary terminations, any unexercised stock options are cancelled at the time of termination.  In the event of retirement or voluntary termination with the Company's consent, options granted in fiscal 2006 and 2007 continue to performance vest for a period of two years following termination.  In the event of death or termination due to permanent disability, all outstanding options become exercisable in full.

In the event of a change in control of the Company, as defined in the Company's 2007 Equity Incentive Plan and 2012 Equity Plan, all outstanding stock options become immediately exercisable.

Restricted Stock.  Under the terms of the existing restricted stock grants, in the event of voluntary termination of employment without the Company's consent or any involuntary terminations, any unvested restricted shares are forfeited at the time of termination.  In the event of death or termination due to permanent disability, retirement or voluntary termination with the Company's consent, unvested performance-based restricted shares continue to performance vest for a period of two years following termination.  In the event of death or termination due to permanent disability, retirement or voluntary termination with the Company's consent, unvested time-based restricted shares become immediately vested.  In the event of a change in control of the Company, as defined in the Company's 2007 and 2012 Equity Incentive Plans, all unvested restricted shares immediately vest.

Supplemental Retirement Plan.  Upon a change in control of the Company, as defined in the SERP, participants accrue five additional years of credited service under the SERP.

The following table provides information on the potential incremental value of executive benefits upon termination of employment prior to and after a change of control, assuming termination would have occurred as of September 30, 2015.

Named Executive	Executive Benefit and Payment upon Separation	Voluntary Termination Without Consent	Voluntary Termination With Consent (1) (3) (4)	Involuntary Termination Without Cause	Involuntary Termination With Cause	Death or Disability (2) (3) (4)	Retirement (1) (3) (4)	Change in Control (2) (5) (6)
J.C. Bartolacci	Stock Options	$0	$0	$0	$0	$599,099	$0	$599,099
Performance-based Restricted Shares		0	265,264	0	0	265,264	265,264	2,717,835
Time-based Restricted Shares		0	4,970,455	0	0	4,970,455	4,970,455	4,970,455
SERP		0	0	0	0	0	0	7,311,057
Total		0	5,235,719	0	0	5,834,818	5,235,719	15,598,446

S.F. Nicola	Stock Options	0	0	0	0	337,635	0	337,635
Performance-based Restricted Shares		0	92,064	0	0	92,064	92,064	912,311
Time-based Restricted Shares		0	1,632,170	0	0	1,632,170	1,632,170	1,632,170
SERP		0	0	0	0	0	0	4,047,390
Total		0	1,724,234	0	0	2,061,869	1,724,234	6,929,506

D.A. Schawk	Performance-based Restricted Shares	0	0	0	0	0	0	632,203
Time-based Restricted Shares		0	688,273	0	0	688,273	688,273	688,273
Total		0	688,273	0	0	688,273	688,273	1,376,546

S.D .Gackenbach	Performance-based Restricted Shares	0	40,808	0	0	40,808	40,808	470,112
Time-based Restricted Shares		0	920,636	0	0	920,636	920,636	920,636
Total		0	961,444	0	0	961,444	961,444	1,390,748

B.D. Walters	Stock Options	0	0	0	0	71,114	0	71,114
Performance-based Restricted Shares		0	49,378	0	0	49,378	49,378	423,591
Time-based Restricted Shares		0	678,235	0	0	678,235	678,235	678,235
Total		0	727,613	0	0	798,727	727,613	1,172,940

(1)
The stock option value represents the value of unvested stock options as of September 30, 2015 that had met performance vesting criteria as of that date and would meet time vesting criteria or before September 30, 2017 (two-year anniversary of assumed termination date of September 30, 2015) (the "assumed vested options").  For this purpose, if the performance vesting threshold was less than $48.97, the closing price of the Company's common stock on the last trading day of fiscal 2015, the option was considered to be performance vested. Since the performance vesting thresholds for all unvested stock options exceeded $48.97, the incremental value of the options is $0 as of September 30, 2015.

(2)
The stock option value represents the value of all unvested stock options as of September 30, 2015.  The value is computed by multiplying all unvested options with an exercise price less than $48.97, the closing price of the Company's common stock on the last trading day of fiscal 2015, by the difference between the option exercise price and $48.97.

(3)
The performance-based restricted share value represents the value of unvested restricted shares as of September 30, 2015 that had not met performance vesting criteria as of that date, but for which the performance vesting threshold was less than $48.97, the closing price of the Company's common stock on the last trading day of fiscal 2015 (the "assumed performance vested shares").  The value of the restricted shares is computed by multiplying the number of assumed performance vested shares by $48.97.

(4)
The time-based restricted share value represents the value of unvested restricted shares as of September 30, 2015 that would vest upon termination as of September 30, 2015 (the "assumed time vested shares").  The value of the restricted shares is computed by multiplying the number of assumed time vested shares by $48.97, the closing price of the Company's common stock on the last trading day of fiscal 2015.

(5)
The performance-based and time-based restricted share value represents the value of all unvested restricted shares as of September 30, 2015. The value is computed by multiplying all unvested restricted shares by $48.97, the closing price of the Company's common stock on the last trading day of fiscal 2015.

(6)	The incremental value of the SERP represents the increase in the accumulated benefit obligation resulting from an additional five years of vested service for eligible participants.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee of Matthews International Corporation is composed of three directors who the Board has determined to be independent under the Securities and Exchange Commission ("SEC") regulations related to audit committee independence, the NASDAQ listing requirements and the Company's Corporate Governance Guidelines.  The Audit Committee operates under a written charter adopted by the Company's Board of Directors.

Management of the Company has the primary responsibility for preparing the financial statements, establishing the system of internal controls, and assessing the effectiveness of the Company's internal control over financial reporting.  The Audit Committee is responsible for reviewing the Company's financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management, internal audit and the independent registered public accounting firm.  Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has discussed the consolidated financial statements with management, internal audit and the independent registered public accounting firm.  The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards ("SAS") No. 114, "The Auditor's Communication With Those Charged With Governance", and such other matters as are required to be discussed under the standards of the Public Company Accounting and Oversight Board ("PCAOB") including Auditing Standard No. 16 relating to the conduct of the audit of the Company's financial statements.

The Company's independent registered public accounting firm also provided to the Audit Committee the written disclosures required by Public Company Accounting Oversight Board Rule 3526, "Communication with Audit Committees Concerning Independence", and the Audit Committee discussed with the independent registered public accounting firm that firm's independence.

The Committee discussed with the Company's independent registered public accounting firm and internal auditors the overall scope and plan for their respective audits.  The Audit Committee meets with the independent registered public accounting firm and internal auditors to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

Based on the Audit Committee's discussions referred to above and the Audit Committee's review of the report of the independent registered public accounting firm on the consolidated financial statements of the Company for the year ended September 30, 2015, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2015 for filing with the SEC.
Audit Committee:

A. Garcia-Tunon, Chairman
T.L. Dunlap
M.K. O'Brien
J.P. O'Leary, Jr.

December 8, 2015

Relationship with Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP ("PwC") had been the independent registered public accounting firm performing the audits of the consolidated financial statements of the Company since 1983.   PwC periodically changed the personnel assigned to the annual audit engagements.  In addition to performing the audit of the Company's consolidated financial statements, PwC provided fees for services related to the Company's compliance with Section 404 of the Sarbanes-Oxley Act and various other services during fiscal 2015 and 2014.  The aggregate fees (including out-of-pocket expenses) billed for fiscal 2015 and 2014 for each of the following categories of services are set forth below.

	2015	2014

Audit fees (includes audits and reviews of the Company's fiscal 2015 and 2014 financial statements)	$1,955,336	$1,824,641
Audit-related fees (primarily due diligence and regulatory compliance work)	358,100	380,771
Tax fees (primarily tax planning and advisory work)	922,581	2,383,964
All other fees	-	-

Fiscal 2015 audit fees include approximately $170,000 in connection with audit work related to Aurora Products Group, LLC ("Aurora"), which was acquired in August 2015.  Fiscal 2014 audit fees include approximately $870,000 in connection with audit work related to Schawk, Inc. ("Schawk"), which was acquired in July 2014.  Fiscal 2015 audit-related fees include $285,000 of due diligence fees related to the Aurora acquisition.  Fiscal 2014 audit-related fees include $345,000 of due diligence fees related to the Schawk acquisition.  Fiscal 2015 tax fees include tax compliance and planning fees.  Fiscal 2014 tax fees include tax compliance, due diligence, planning and integration fees related to the Schawk acquisition.  All services provided by PwC for significant audit, audit-related, tax and other services are approved in advance by the Audit Committee. Fees for the annual audit, including quarterly reviews, are approved by the Audit Committee upon appointment of the Company's independent registered public accounting firm. Other services are approved in advance on a specific project basis during the year. Examples of such projects include acquisition due diligence and tax assistance engagements.  Where approval in advance by the Audit Committee is not practical due to time constraints, management provides a written description of the engagement to the Chairman of the Audit Committee and obtains the Chairman's approval prior to proceeding with the engagement.  Ratification of such services by the full Audit Committee is obtained at the next scheduled Audit Committee meeting. The Company's independent registered public accounting firm provides a summary of audit and other services and related fees to the Audit Committee at each of its regularly scheduled Committee meetings. The summary includes total estimated fees for each individual project.  The Audit Committee also considered whether the provision of non-audit services by PwC is compatible with maintaining the independence of PwC.

As a result of a request for proposal process undertaken by the Audit Committee, on December 28, 2015, the Audit Committee appointed Ernst & Young LLP ("EY") as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2016.  On December 23, 2015, the Audit Committee dismissed PwC as the Company's independent registered public accounting firm, effective upon the appointment of EY, which occurred on December 28, 2015.

During the fiscal years ended September 30, 2015 and 2014, and the subsequent interim period through December 28, 2015, the Company has not consulted with EY regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed;

or the type of audit opinion that might be rendered on the Company's financial statements, or (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

PwC's reports on the Company's consolidated financial statements as of and for the fiscal years ended September 30, 2015 and 2014 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principle.  During the two most recent fiscal years ended September 30, 2015 and 2014, and the subsequent interim period through December 28, 2015, there were no reportable events (as described under Item 304(a)(1)(v) of Regulation S-K) except as discussed below.  The report of PwC on the effectiveness of internal control over financial reporting as of September 30, 2015 did not contain an adverse opinion, nor was it qualified or modified, except that it excluded Aurora Products Group, LLC from the assessment as of September 30, 2015, because it was acquired by the Company in a purchase business combination in August 2015 and was excluded from management's report on internal control over financial reporting. The report of PwC on the effectiveness of internal control over financial reporting as of September 30, 2014 stated that the Company did not maintain, in all material respects, effective internal control over financial reporting as of September 30, 2014 based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) because a material weakness in internal control over financial reporting related to the design of internal control over segregation of duties within the treasury process existed as of that date.  Specifically, an individual with the ability to execute cash transactions was responsible for providing the third-party source documents used in the cash reconciliation process.  Also, the report excluded Schawk, Inc. from the assessment of internal control over financial reporting as of September 30, 2014, because it was acquired by the Company in a purchase business combination in July 2014 and was excluded from management's report on internal control over financial reporting.

The Audit Committee discussed the above matter with PwC and has authorized PwC to respond fully to the inquiries of the successor auditor on this matter.

During the two most recent fiscal years ended September 30, 2015 and 2014, and in the subsequent interim period through December 28, 2015, there were no disagreements between Matthews and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement in connection with its reports on the consolidated financial statements for such years.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Transactions with related persons are subject to review and approval by the Nominating and Corporate Governance Committee of the Board of Directors.  Written policies and procedures relative to the identification of related party transactions are contained in the Company's Code of Conduct and the Committee reviews and evaluates each such transaction based on the specific facts and circumstances involved.

During fiscal 2015, Schawk, through a subsidiary, leased an approximately 55,000 square foot facility located in Des Plaines, Illinois from Graphics IV, Ltd., a limited partnership ("Graphics IV").   David A. Schawk, a director and executive officer of the Company, is a partner with a 20% interest in Graphics IV.  The Graphics IV lease was in place at the time of the Schawk acquisition on July 29, 2014, has an initial term ending March 31, 2019, after which time it automatically renews for successive periods of one year (unless terminated by notice), and has an annual base rent amount of $520,134.50, subject to annual adjustments to reflect increases in the Consumer Price Index (as defined in the Graphics IV lease).  The base rent was established based upon a market-rent appraisal performed by a third-party appraisal firm.  The total amount due to be paid in fiscal 2015 under the Graphics IV lease was approximately $536,261.  The obligation was satisfied with cash payments of $482,507 and the utilization of a credit for prior year overpayments of $53,754.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

The Company's directors and executive officers are required under Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") to file reports of ownership and changes in ownership of the company's common stock with the SEC.  Based solely upon a review of Forms 3 and 4 and amendments thereto, if any, furnished to the Company during its most recent year and filed with the SEC, and representations from reporting persons that no Forms 5 were required; we believe that all of our directors and executive officers complied during fiscal 2015 with the reporting requirements of Section 16(a) of the Exchange Act, with the exception of Paul F. Rahill, Cremation Division President, who filed a Form 4 on December 29, 2014 reporting a sale of shares of the Company's Common Stock that occurred on December 18, 2014.

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Shareholders may make proposals for inclusion in the proxy statement and proxy form for the 2017 Annual Meeting of Shareholders.  To be considered for inclusion, any such proposal should be written and mailed to the Secretary of the Company at the corporate office for receipt by September 21, 2016.

Section 2.09 of the By-laws of the Company requires that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing the information specified in such Section 2.09, so that it is received by the Company not later than the notice deadline determined under such Section 2.09.  This notice deadline will generally be 75 days prior to the anniversary of the Company's Annual Meeting for the previous year, or December 5, 2016 for the Company's Annual Meeting in 2017.  Any shareholder proposal received by the Secretary of the Company after December 5, 2016 will be considered untimely under Rule 14a-8(c) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

OTHER MATTERS

The cost of soliciting proxies in the accompanying form will be paid by the Company.   Shareholder votes at the Annual Meeting will be tabulated by the Company's transfer agent, Computershare Trust Company, N.A.  A copy of the Company's Annual Report for 2015 has previously been mailed to each shareholder of record, or will be mailed with this Proxy Statement.

                                                                                                                              By Order of The Board of Directors

                              /s/ Steven F. Nicola

                                                                                                                              Steven F. Nicola
                                                                                                                             Corporate Secretary

Exhibit A

MATTHEWS INTERNATIONAL CORPORATION
2015 INCENTIVE COMPENSATION PLAN
Section 1. Purpose. The purpose of the 2015 Incentive Compensation Plan (the "Plan") is to provide for an incentive payment opportunity to key management employees of Matthews International Corporation (the "Corporation") and its Subsidiaries and Affiliates, which may be earned upon the achievement of established performance goals. "Subsidiary" means any corporation, partnership, joint venture, limited liability company or other entity in an unbroken chain of entities beginning with the Corporation if each of the entities other than the last entity in the unbroken chain owns an equity interest possessing at least fifty percent (50%) or more of the total combined voting power of all classes of equity in one of the other entities in the chain. "Affiliate" means an entity affiliated with the Corporation in some respect, other than a Subsidiary, as designated by the Committee. By providing an incentive payment opportunity based upon the achievement of performance goals and by placing a portion of compensation at risk, the Corporation can reward performance based on the performance of the Corporation and/or its Subsidiaries and Affiliates and the individual contribution of each key management employee.
Section 2. Effective Date. The effective date and date of adoption of the Plan is November 12, 2015, provided, however, that compensation otherwise payable hereunder to a Covered Employee shall be effective only if, in a separate vote, the Plan is approved by a majority of the votes cast at a meeting of shareholders of the Corporation duly called, convened and held on or prior to the date on which any compensation is paid pursuant to any Incentive Award, at which a quorum representing a majority of the outstanding voting stock of the Corporation is, either in person or by proxy, present and voting on the Plan. The material terms of the Plan (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")) as applicable to any employee who is a "covered employee", as defined in Section 162(m)(3) of the Code and the Treasury Regulations thereunder (a "Covered Employee"), shall be subject to re-approval by the shareholders of the Corporation no later than the first meeting of the shareholders to take place in 2021, if such approval is required by Section 162(m) of the Code at the time, such terms have not been earlier modified and approved by the shareholders, and the Corporation intends that the Plan continue to meet the requirements for "performance-based compensation" under Section 162(m) of the Code for any Incentive Awards to Covered Employees made following the date of such meeting. The Plan will remain in effect until formally terminated in writing by the Corporation's Board of Directors (the "Board"), in its sole discretion.
Section 3. Administration of the Plan.
Section 3.01. Committee. The Plan shall be administered by a Committee (the "Committee") appointed by the Board and consisting of at least two members of the Board, each of whom at the time of appointment to the Committee and at all times during service as a member of the Committee shall be (1) an "outside director" as then defined under Section 162(m) of the Code, or any successor provision and the Treasury Regulations thereunder, (2) a "non-employee director" as then defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor rule and (3) an "independent" director under the rules of the applicable stock exchange on which the Class A Common Stock, par value $1.00 per share, of the Corporation ("Common Stock") is traded. The Committee shall have plenary authority to interpret the Plan and prescribe such rules, regulations and procedures in connection with the operations of the Plan as it shall deem to be necessary and advisable for the administration of the Plan consistent with the purposes of the Plan. Without limitation of the foregoing, the Committee shall have the authority, subject to the terms and conditions of the Plan:
(a)
To select the key management employees who are eligible to participate in the Plan and be granted an Incentive Award, after considering the recommendations of the management of the divisions of the Corporation and its Subsidiaries and Affiliates and the Chief Executive Officer of the Corporation;

(b)	To determine the Incentive Targets, Incentive Awards and Performance Goals, and all of the relevant terms thereof;
(c)	To determine other terms and conditions of each Incentive Award, based on such factors as the Committee shall determine;
(d)	To modify, amend or adjust the terms and conditions of any Incentive Award;
(e)	To adopt, alter and repeal such administrative rules, regulations, procedures, guidelines and practices governing the Plan as it shall from time to time deem advisable;
(f)	To interpret the terms, provisions and conditions of the Plan and any Incentive Award;
(g)
To decide all other matters that must be determined in connection with an Incentive Award, and to certify in writing compliance with the Performance Goals and any other material terms of Incentive Awards; and

(h)	To otherwise administer the Plan.
In determining any Incentive Award to be made to any eligible employee, the Committee shall consider the position and the responsibilities of the employee being considered, the nature and value to the Corporation, a Subsidiary or Affiliate of his or her services, his or her present and/or potential contribution to the success of the Corporation, a Subsidiary or Affiliate and such other factors as the Committee may deem relevant. The Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any officers of the Corporation or committee of officers of the Corporation selected by it, except with respect to Incentive Awards to any Covered Employees to the extent such responsibilities and powers must be exercised by the Committee for Incentive Awards to qualify for the exemption for performance-based compensation under Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder.
Section 3.02. Committee Action. The Committee shall keep records of action taken at its meetings.  A majority of the Committee shall constitute a quorum at any meeting and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee, shall be the acts of the Committee.
Section 3.03. Committee Discretion. Any determination made by the Committee or by an appropriately delegated officer pursuant to delegated authority under the provisions of the

Plan with respect to any Incentive Award shall be made in the sole discretion of the Committee or such officer at the time of the Incentive Award or, unless in contravention of any express term of the Plan, at any time thereafter, provided, however, that the Committee may not make any determination which would increase the amount payable to a Covered Employee in violation of Treasury Regulation §1.162-27(e)(2)(iii) or any successor Treasury Regulation. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan may be made in their sole discretion (even if the Plan provision does not specifically so provide) and shall be final and binding on all persons, including the Corporation, its Subsidiaries or Affiliates, any Participant and the employees eligible under the Plan.
Section 3.04. Notice of Participation. Each key management employee of the Corporation, its Subsidiaries or Affiliates who has been designated to participate in the Plan shall receive a written notice, in the form prescribed by the Committee, informing the employee that he or she has been selected to be a Participant (a "Participant") in the Plan and specifying the period for which such designation is to remain in effect. No key management employee shall have the right to become a Participant and shall not be a Participant until the date specified in the notice. Designation of participation does not guarantee a Participant that an Incentive Award will be earned.
Section 3.05. Plan Year. Unless otherwise specified in writing by the Committee, a "Plan Year" shall be each year ended September 30 or, for the final year of the Plan, from the preceding October 1 until the date of termination of the Plan.
Section 4. Eligibility, Termination, New Participants.
Section 4.01. Eligibility. Any key management employee of the Corporation, its Subsidiaries or Affiliates, including any Covered Employee, shall be eligible to participate in the Plan upon written designation by the Committee as provided in Section 3.04.
Section 4.02. Termination of Employment. Except as provided in Section 4.03, a Participant whose employment with the Corporation and all of its Subsidiaries and Affiliates terminates prior to the end of the Performance Period in which an Incentive Award is earned by the Participant will forfeit all right to such Incentive Award.
Section 4.03. Certain Vesting Events. If, during a Performance Period, a Participant's employment with the Corporation and all of its Subsidiaries and Affiliates terminates because (a) the Participant dies, (b) the Participant becomes disabled, within the meaning of Section 409A(a)(2)(C) of the Code and the Treasury Regulations thereunder, (c) the Participant retires, as that term is defined by the Committee from time to time, (d) there occurs an involuntary termination of employment (other than for cause) of the Participant with the Corporation or a Subsidiary or Affiliate, or a voluntary termination of employment of a Participant with the consent of the Corporation or a Subsidiary or Affiliate, or (e) there occur similar circumstances deemed to be appropriate by the Committee, or the Participant's participation in the Plan is withdrawn by the Committee (e.g., due to a leave of absence) even though the Participant is still employed or deemed to be employed, the Participant, his or her estate, or the Participant's beneficiary, as the case may be, shall be entitled to receive a pro-rata Incentive Award for the portion of the Performance Period during which the Participant was employed or prior to the date the Participant's participation was withdrawn, as the case may be, provided that the applicable Performance Goals for such Performance Period are achieved and the Participant is not employed in any capacity by any competitor of the Corporation, any Subsidiary or Affiliate or otherwise then engaging in competitive activities with the Corporation, any Subsidiary or Affiliate or any other activity described in Section 7.05. In the case of any pro-rata Incentive Award payment, such amounts shall be paid as provided in Section 6. If a Section 11 Event as defined in the Equity Plan occurs, the results under the Performance Goals to the date of such Section 11 Event shall be determined, the Performance Goals shall be prorated based on a shortened Performance Period ending on the date of such Section 11 Event, each Participant's portion of his or her Incentive Award for that Performance Period shall be prorated to reflect the shortened Performance Period, and any amount earned under the Incentive Award shall be paid to each Participant forthwith.
Section 4.04. New Participants. Except as provided in this Section 4.04, an employee who is not a Participant as of the first day of a Performance Period shall not become a Participant for that Performance Period. New employees of the Corporation or any Subsidiaries or Affiliates hired during a Performance Period, and employees promoted or engaged, as the case may be, during the Performance Period who were not eligible to participate in the Plan at the beginning of the Performance Period, may become a Participant, as determined by the Committee in its sole discretion, during a Performance Period and participate in the Plan for such Performance Period on a pro-rata basis provided that, in the case of Covered Employees, the employee becomes a Participant effective not later than the earlier of (a) ninety (90) days after the beginning of the Performance Period (provided that the outcome is substantially uncertain at the time the Committee establishes the Performance Goals, as defined below), or (b) the date immediately preceding the date when twenty-five percent (25%) of the period of service (as scheduled in good faith by the Committee at the time it establishes such Performance Goals) has elapsed (such earlier date being hereinafter referred to as the "Establishment Date").
Section 5. Incentive Targets, Incentive Awards, Performance Goals and Performance Periods.
Section 5.01. Incentive Targets. Each Participant under the Plan shall be assigned an incentive target (an "Incentive Target"), which may be expressed as a percentage of the Participant's base salary or other measure prescribed by the Committee, as related to the level of achievement expected to be attained. Incentive Targets shall be determined by the Committee on or before the Establishment Date for each Performance Period.
Section 5.02. Incentive Awards. Incentive awards ("Incentive Awards") may be earned by Participants during a Performance Period; provided, however, that (a) no Incentive Award may exceed the Participant's Incentive Target established for the actual level of achievement attained and (b) payment of any Incentive Award under the Plan shall be contingent upon the achievement of the relevant performance goals established by the Committee ("Performance Goals"). Performance Goals may include one or more type of performance goal, including threshold Corporation or Subsidiary or Affiliate performance goals (the "Threshold Corporation Performance Goals"), other Corporation or Subsidiary or Affiliate performance goals ("Corporation Performance Goals") and Participant performance goals ("Participant Performance Goals").
Section 5.03. Performance Goals.
(a)            Performance Goals.

(i)	On or before the Establishment Date for each Performance Period, the Committee shall establish for the relevant Performance Period all Performance Goals, which may be based upon one or more of the following objective performance measures and expressed in either, or a combination of, absolute or relative values or rates of change and on a gross or net basis:
48.	earnings per share;
49.	earnings per share growth;
50.	return on. capital;
51.	return on invested capital;
52.	costs;
53.	net income;
54.	net income growth;
55.	operating margin;
56.	sales;
57.	revenue growth;
58.	revenue from operations;
59.	expenses;
60.	income from operations as a percent of capital employed;
61.	operating income;
62.	pre-tax profit or income;
63.	cash flow;
64.	free cash flow;
65.	cash flow per share;
66.	market share;
67.	return on shareholders' equity;
68.	return on assets;
69.	return on net assets;
70.	earnings (including earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"));
71.	operating cash flow;
72.	operating cash flow per share;
73.	operating cash flow as a percent of capital employed;
74.	economic value added (earnings less a capital charge);
75.	gross margin;
76.	total shareholder return (stock price appreciation plus dividends);
77.	shareholder equity;
78.	debt;
79.	debt to shareholder equity;
80.	debt to earnings (including EBITDA and EBIT);
81.	interest expense and/or other fixed charges;
82.	earnings (including EBITDA and EBIT) to interest expense and/or other fixed charges;
83.	environmental emissions improvement;
84.	workforce diversity;
85.	number of accounts;

86.	safety performance;
87.	workers' compensation claims;
88.	budgeted amounts;
89.	cost per hire;
90.	turnover rate;
91.	training costs and expenses;
92.	working capital;
93.	innovation as measured by a percentage of sales from new products; and/or
94.	stock price.

(ii)	Notwithstanding the foregoing, in the case of an Incentive Award designated by the Committee as intended to be a Qualified Performance-Based Award, as defined in the Corporation's 2012 Equity Incentive Plan, as amended from time to time or any similar or successor plan adopted in the future (the "Equity Plan"), to a Covered Employee and payment for which will be made in shares of Common Stock available for payment under the Equity Plan, the Performance Goals means the Performance Goals as defined in the Equity Plan.
Incentive Awards to Covered Employees, including but not limited to those designated as such Qualified Performance-Based Awards, are intended to be tax deductible without limitation under Section 162(m) of the Code and all provisions of the Plan shall be construed consistent with this intention. Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy such standards of Section 162(m) of the Code shall be disregarded.
(iii)            Except as restricted in the case of Incentive Awards subject to Section 5.03(a)(ii), Performance Goals based on such performance measures may be based either on the performance of the Corporation, a Subsidiary or Subsidiaries, an Affiliate or Affiliates, any branch, department, business unit or other portion thereof under such measure for a Performance Period, and/or upon a comparison of such performance with the performance of a peer group of entities, prior Performance Periods or other measure selected or defined by the Committee at the time of making an Incentive Award. The Committee may designate one or more of such Corporation Performance Goals as the Threshold Corporation Performance Goals and shall designate the weighting among the various Corporation Performance Goals and Participant Performance Goals established.
(b)            Calculation. When the Performance Goals are established, the Committee shall also specify the manner in which the level of achievement of such Performance Goals shall be calculated, including the weighting assigned to such Performance Goals. The Committee may determine that unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws and the effects of non-operational items or extraordinary items as defined by generally accepted accounting principles, shall be excluded from the calculation but, in the case of Incentive Awards to Covered Employees, only to the extent permitted pursuant to Section 162(m) of the Code and the Treasury Regulations thereunder.
Section 5.04. Performance Periods. Unless otherwise determined by the Committee, there shall be one-year Performance Periods under the Plan, and a new Performance Period (a "Performance Period") shall commence on the first day of each Plan Year and end on the last day of such Plan Year. Unless otherwise determined by the Committee, the first Performance Period under the Plan shall commence on October 1, 2010 and end on September 30, 2011.
Section 5.05. Discretion. The Committee shall not have any discretion to increase any Incentive Target or Incentive Award payable to a Covered Employee that would otherwise be due upon attainment of the Performance Goals, or otherwise modify any Performance Goals associated with a Performance Period with respect to a Covered Employee, but the Committee may in its discretion reduce or eliminate such Incentive Target or Incentive Award; provided, however, that the exercise of such negative discretion shall not be permitted to result in any increase in the amount of any Incentive Target or Incentive Award payable to any other Participant who is a Covered Employee. With respect to Participants who are not Covered Employees, the Committee may adjust (up or down) any Incentive Target or Incentive Award for such Participants on the basis of such further considerations as the Committee shall determine in its discretion.

Section 5.06. Determination of Incentive Award. The amount of a Participant's Incentive Award for a Plan Year, if any, shall be determined by the Committee or its delegate in accordance with the level of achievement of the applicable Performance Goals, the Participant's Incentive Target for such level of achievement and the other terms of the Plan or Incentive Award, and shall be communicated in writing to the Participant by the fifteenth day of the third month following the end of the Performance Period to which such Incentive Award relates. Prior to any payment of the Incentive Awards hereunder, the Committee shall determine and certify in writing the extent to which the Performance Goals and other material terms of the Plan and the Incentive Award were satisfied.
Section 5.07. Maximum Incentive Awards. Notwithstanding any other provision of the Plan, the maximum value of any property, including cash, that may be paid or distributed to any one Participant pursuant to the grant of Incentive Awards made in any one calendar year to such Participant shall be three million United States of America dollars ($3,000,000). The limitation in this section shall be interpreted and applied in a manner consistent with Section 162(m) of the Code and the Treasury Regulations thereunder.
Section 6. Payment to Participants.
Section 6.01. Timing of Payment. An Incentive Award for a Performance Period shall be paid to the Participant or, in the case of death, to the Participant's beneficiary on or before the fifteenth day of the third month following the end of such Performance Period in which the amounts are no longer subject to substantial risk of forfeiture; provided, however, in the event such amount is payable pursuant to Section 4.03 and is conditioned upon a separation from service, as defined in Section 409A of the Code and the Treasury Regulations thereunder, and not compensation the Participant could receive without separating from service, then no such payment may be made to a Participant who is a "specified employee" under Section 409A of the Code and the Treasury Regulations thereunder until the first business day of the seventh month following the date of such separation from service of the Participant. Provided all of the terms and conditions of the Plan and any Incentive Award are satisfied, a Participant need not be an employee of the Corporation, a Subsidiary or an Affiliate at the time of payment of an Incentive Award.
Section 6.02. Beneficiary Designation. A Participant may file a completed designation of beneficiary form with the Committee or its delegate in the form prescribed, to be applicable only to amounts to be paid to the Participant under the Plan following his or her death.  Such designation may be made, revoked or changed by the Participant at any time before the earlier of death or receipt of any unpaid Incentive Awards, but such designation of beneficiary will not be effective and supersede all prior designations until it is received and acknowledged by the Committee or its delegate. If the Committee has any doubt as to the proper beneficiary to receive payments hereunder, the Committee shall have the right to withhold such payments until the matter is finally adjudicated. However, any payment made in good faith shall fully discharge the Committee, the Corporation, its Subsidiaries, its Affiliates, the Board and any of their delegates under the Plan from all further obligations with respect to that payment.
Section 6.03. Form of Payment. Payment of Incentive Awards shall be made in cash or in shares of Common Stock available for grants under the Equity Plan, or any combination thereof, as determined by the Committee in its discretion. Notwithstanding any other provisions of the Plan, payment in shares of Common Stock only shall be made in compliance with all of the terms and conditions of the Equity Plan, including but not limited to Section 15.11 of the Equity Plan. Incentive Awards shall not be considered as part of the Participant's salary or compensation and will not be used in the calculation of any other pay allowance or benefit from the Corporation, a Subsidiary or an Affiliate (including but not limited to any such allowance or benefit pursuant to the Matthews International Corporation Officers Retirement Restoration Plan), except as provided under the Matthews International Corporation Supplemental Retirement Plan, as amended, the Matthews International Corporation 401(k) Plan and the Corporation's long-term disability plan, each as then in effect.
Section 6.04. Tax Withholding. All Incentive Awards shall be subject to Federal income, employment, and other tax withholding as required by applicable law. To the extent permitted pursuant to the Equity Plan, taxes required to be withheld on Incentive Awards paid in Common Stock may be withheld in shares of Common Stock otherwise to be paid pursuant to the Incentive Award. In any case in which the cash, if any, to be paid pursuant to the Incentive Award is less than the required tax withholding, and the immediately preceding sentence is not applicable or would not result in the full payment of the required withholding taxes, as a condition to the receipt of the payment due pursuant to the Incentive Award the Participant shall pay to the Corporation (or, if applicable, a Subsidiary or Affiliate), or make arrangements satisfactory to the Corporation (or, if applicable, a Subsidiary or Affiliate) regarding the payment of any and all taxes required to be withheld.
Section 7. Miscellaneous.
Section 7.01. Merger or Consolidation. All obligations (including but not limited to for amounts earned but not yet paid) under the Plan shall survive any merger or consolidation of the Corporation, and be the liability of any successor to the Corporation by virtue of any merger or consolidation of the Corporation.
Section 7.02. Gender and Number. The masculine pronoun whenever used in the Plan shall include the feminine and vice versa. The singular shall include the plural and the plural shall include the singular whenever used herein unless the context requires otherwise.
Section 7.03. Construction. The provisions of the Plan shall be construed, administered and governed by the laws of the Commonwealth of Pennsylvania, including its statute of limitations provisions, but without reference to conflicts of law principles. Titles of Sections of the Plan are for convenience of reference only and are not to be taken into account when construing and interpreting the provisions of the Plan.
Section 7.04. Non-alienation. Except as may be required by law, neither the Participant nor any beneficiary shall have the right to, directly or indirectly, alienate, assign, transfer, pledge, anticipate or encumber (except by reason of death) any amount that is or may be payable hereunder, including but not limited to in respect of any liability of a Participant or beneficiary for alimony or other payments for the support of a spouse, former spouse, child or other dependent, prior to such amount actually being received by the Participant or beneficiary hereunder, nor shall the Participant's or beneficiary's rights to benefit payments under the Plan be subject in any manner to (i) anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or beneficiary, (ii) the debts, contracts, liabilities, engagements, or torts of any Participant or beneficiary, (iii) transfer by operation of law in the event of bankruptcy or insolvency of the Participant or any beneficiary, or (iv) any legal process.
Section 7.05. Cancellation; Suspension; Clawback. Any or all outstanding Incentive Awards granted to a Participant may, at any time between the date of grant and the third anniversary of any payment of all or any portion of such Incentive Awards, in the Committee's or the Corporation's Chief Executive Officer's sole discretion and subject to such terms and conditions, if any, established by the Committee or the Corporation's Chief Executive Officer, be cancelled, suspended, or required to be repaid to the Corporation if (a) payment of an Incentive Award was predicated in whole or in part upon the achievement of certain financial results that were subsequently the subject of a restatement by the Corporation, a Subsidiary or an Affiliate, or (b) the Participant (whether during or after termination of employment with the Corporation, its Subsidiaries and Affiliates):
(i)
Engages in the operation or management of a business (whether as owner, partner, officer, director, member, employee or otherwise) which is in competition with the Corporation, its Subsidiaries or Affiliates;

(ii)
Induces or attempts to induce any customer, supplier, licensee or other individual, corporation or other business organization having a business relationship with the Corporation, its Subsidiaries or Affiliates to cease doing business with the Corporation, its Subsidiaries or Affiliates or in any way interferes with the relationship between any such customer, supplier, licensee or other person and the Corporation, its Subsidiaries or Affiliates;

(iii)
Solicits any employee of the Corporation, its Subsidiaries or Affiliates to leave the employment thereof or in any way interferes with the relationship of such employee with the Corporation, its Subsidiaries or Affiliates;

(iv)
Makes any statements or comments, orally or in writing, of a defamatory or disparaging nature regarding the Corporation, its Subsidiaries or Affiliates (including but not limited to regarding any of their respective businesses, officers, directors, personnel, products or policies); or

(v)
Discloses, other than pursuant to the Participant's employment with the Corporation, any Subsidiary or Affiliate, the Corporation's, any Subsidiary's or Affiliate's operating practices, product formulas, customer information, pricing formulas and/or technical know-how developed by the Corporation, any Subsidiary or Affiliate, provided, however, that this Section 7.05 shall not apply following the occurrence of a Section 11 Event as defined in the Equity Plan. Whether there has been a restatement or a Participant has engaged in any such activities shall also be determined, in their sole discretion, by the Committee or the Corporation's Chief Executive Officer, and any such determination by the Committee or the Chief Executive Officer shall be final and binding.
Section 7.06. No Employment Rights. Neither the adoption of the Plan nor any provision of the Plan shall be construed as a contract of employment or otherwise between the Corporation, a Subsidiary or Affiliate and any employee or Participant, or as a guarantee or right of any employee or Participant to future or continued employment with the Corporation, a Subsidiary or Affiliate, or as a limitation on the right of the Corporation, a Subsidiary or Affiliate to discharge any of its employees. Designation as a Participant or receipt of any Incentive Award does not create any rights, and no rights are created under the Plan, with respect to continued or future employment or conditions of employment.
Section 7.07. Minor or Incompetent. If the Committee determines that any Participant or beneficiary entitled to a payment under the Plan is a minor or incompetent by reason of physical or mental disability, it may, in its sole discretion, cause any payment thereafter becoming due to such person to be made to any other person for his benefit, without responsibility to follow application of amounts so paid. Payments made pursuant to this provision shall completely discharge the Corporation, its Subsidiaries and Affiliates, the Plan, the Committee, the Board and any of their delegates under the Plan.
Section 7.08. Illegal or Invalid Provision. In case any provision of the Plan shall be held illegal or invalid for any reason, such illegal or invalid provision shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced without regard to such.
Section 7.09. Amendment or Termination of this Plan. The Board shall have the right to amend or terminate the Plan at any time, provided that any termination shall automatically end all of the outstanding Performance Periods and calculations shall be made with respect to achievement of the Performance Goals for such Performance Periods for the purpose of determining whether any pro-rata Incentive Awards may be payable under the Plan; provided, further, that in the event any pro-rata Incentive Awards are payable, such amounts shall be paid as provided in Section 6. No employee or Participant shall have any vested right to payment of any Incentive Award hereunder prior to the end of the Performance Period under this Section 7.09 in which a pro-rata Incentive Award is earned by the Participant. The Corporation shall notify affected employees in writing of any amendment or Plan termination.
Section 7.10. Unsecured Creditor. The Plan constitutes a mere promise by the Corporation to make benefit payments in the future. The Corporation's obligations under the Plan shall be unfunded and unsecured promises to pay. Any amount payable under the Plan shall be established and maintained only on the books and records of the Corporation. The Corporation, its Subsidiaries and Affiliates shall not be obligated under any circumstance to fund the Corporation's financial obligations under the Plan and no assets or funds of the Corporation, any Subsidiary, any Affiliate or the Plan shall be removed from the claims of the Corporation's general or judgment creditors or otherwise made available until such amounts are actually paid to a Participant as provided herein. Any of them may, in its discretion, set aside funds in a trust or other vehicle, subject to the claims of its creditors, in order to assist it in meeting its obligations under the Plan, if such arrangement will not cause the Plan to be considered a funded deferred compensation plan.  To the extent that any Participant or beneficiary or other person acquires a right to receive payments under the Plan, such right shall be no greater than the right, and each Participant and beneficiary shall at all times have the status, of a general unsecured creditor of the Corporation.
Section 7.11. Limitation of Liability. The grant of any Incentive Award shall not:
(a)            Give a Participant any rights except as expressly set forth in the Plan and in any such Incentive Award;
(b)            Create any fiduciary or other obligation of the Corporation or any Subsidiary or Affiliate to take any action or provide to the Participant any assistance or dedicate or permit the use of any assets of the Corporation, any Subsidiary or Affiliate that would permit Performance Goals to be attained;
(c)            Create any trust, fiduciary or other duty or obligation of the Corporation, any Subsidiary or Affiliate to engage in any particular business, continue to engage in any particular business, engage in any particular business practices or sell any particular product or products; or
(d)            Create any obligation of the Corporation that shall be greater than the obligation of the Corporation to any of its general unsecured creditors.

Section 7.12. Dispute Resolution. Since Incentive Awards are granted in Western Pennsylvania, records relating to the Plan and Incentive Awards are located in Western Pennsylvania, and the Plan and Incentive Awards are administered in Western Pennsylvania, the Corporation and the Participant to whom an Incentive Award is granted, for themselves and their heirs, representatives, successors and assigns (collectively, the "Parties") irrevocably submit to the exclusive and sole jurisdiction and venue of the state courts of Allegheny County, Pennsylvania and the federal courts of the Western District of Pennsylvania with respect to any and all disputes arising out of or relating to the Plan, the subject matter of the Plan or any Incentive Awards under the Plan, including but not limited to any disputes arising out of or relating to the interpretation and enforceability of any Incentive Awards or the terms and conditions of the Plan. To achieve certainty regarding the appropriate forum in which to prosecute and defend actions arising out of or relating to the Plan, and to ensure consistency in application and interpretation of the governing law under Section 7.03 of the Plan, the Parties agree that (a) sole and exclusive appropriate venue for any such action shall be the Pennsylvania courts described in the immediately preceding sentence, and no other, (b) all claims with respect to any such action shall be heard and determined exclusively in such Pennsylvania courts, and no other, (c) such Pennsylvania courts shall have sole and exclusive jurisdiction over the Parties and over the subject matter of any dispute relating hereto and (d) the Parties waive any and all objections and defenses to bringing any such action before such Pennsylvania courts, including but not limited to those relating to lack of personal jurisdiction, improper venue or forum non conveniens.
Section 7.13. Deferrals. It is the intention of the Corporation that no Incentive Award shall be "deferred compensation" subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise as provided in the immediately following sentence, and the Plan and the terms and conditions of all Incentive Awards shall be interpreted accordingly.  If the Committee so determines in its sole discretion, the Committee may establish in writing procedures, terms and conditions pursuant to which the payment of any Incentive Award may be deferred, provided that any such deferral is consistent with all aspects of Section 409A of the Code.
Section 7.14. Integration. The Plan (including but not limited to its incorporation of certain terms and conditions of the Equity Plan) contains all of the understandings and representations between the Corporation, its Subsidiaries and Affiliates and any of their employees and supersedes any prior understandings and agreements entered into between them regarding the subject matter within. There are no representations, agreements, arrangements or understandings, oral or written, between the Corporation, its Subsidiaries and Affiliates and any of their employees relating to the subject matter of the Plan which are not fully expressed in the Plan. Notwithstanding the foregoing, the Corporation's Management Incentive Program and Management Incentive Program – Covered Employees, 2008 Management Incentive Plan, and 2010 Incentive Compensation Plan, previously adopted by the Corporation and as amended from time to time, shall remain in effect as to awards previously made thereunder which remain in effect (including deferred credits thereunder).
Section 7.15. Foreign Employees and Foreign Law Considerations. The Committee may grant Incentive Awards to eligible employees who are foreign nationals, who are located outside the United States of America or who are not compensated from a payroll maintained in the United States of America, or who are otherwise subject to (or could cause the Corporation to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States of America, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

Section 7.16. Non-Uniform Determinations. The Committee's determinations under the Plan (including without limitation its determinations of the employees to receive Incentive Awards, the form, amount and timing of such Incentive Awards and the terms and provisions of such Incentive Awards) need not be uniform and may be made by it selectively among employees who receive, or are eligible to receive, Incentive Awards under the Plan, whether or not such persons are similarly situated.

Exhibit B

This proxy is solicited from you by the Board of Directors for use at the Annual Meeting of the Shareholders of Matthews International Corporation on February 18, 2016

PROXY - MATTHEWS INTERNATIONAL CORPORATION

Notice of
2016 ANNUAL MEETING OF SHAREHOLDERS
To be held February 18, 2016

Loews Hotel
601 First Avenue North
Minneapolis, MN

The Annual Meeting of the Shareholders of Matthews International Corporation (the "2016 Annual Meeting") will be held at 9:00 AM, Thursday, February 18, 2016 at the Loews Hotel, located at 601 First Avenue North, Minneapolis, Minnesota, for the purpose of considering and acting upon the proposals set forth on the reverse side of this form.

Shareholders of record at the close of business on December 31, 2015 will be entitled to vote at the 2016 Annual Meeting or any adjournments thereof.

The undersigned hereby appoints Joseph C. Bartolacci and Steven F. Nicola and each of them, with full power of substitution and revocation, as proxies to vote all shares of Common Stock of Matthews International Corporation (the "Company") which the undersigned is entitled to vote at the 2016 Annual Meeting of Shareholders or any adjournment thereof, with the authority to vote as designated on the reverse side.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS INSTRUCTED BY YOU ON THE REVERSE SIDE OF THIS CARD WITH RESPECT TO THE PROPOSALS SET FORTH IN THE PROXY STATEMENT, AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE 2016 ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE NOMINEES AND FOR PROPOSALS 2, 3 and 4 IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED PREPAID ENVELOPE

------------------------------------------------------------------------------

Continued and to be signed on reverse side

ANNUAL MEETING PROXY CARD

A.  Proposals – The Board of Directors recommends a vote FOR all the nominees and FOR Proposals 2, 3 and 4.

1.  Election of Directors
                   FOR                         WITHHOLD
01 – Don W. Quigley, Jr. (one year term)                                                                                                                [ ]                                        [ ]
02 – Terry L. Dunlap (three year term)                                                                                                                          [ ]                                        [ ]
03 – Alvaro Garcia-Tunon (three year term)                                                                                                        [ ]                             [ ]
04 – John D. Turner (three year term)                                                                                                                             [ ]                                       [ ]
05 – Jerry R. Whitaker (three year term)                                                                                                                   [ ]                                       [ ]

FOR                            AGAINST                                        ABSTAIN
2.  To approve the adoption of the 2015 Incentive                                                                            [ ]                       [ ]                                [ ]
          Compensation Plan.

FOR                             AGAINST                                        ABSTAIN
3.  To ratify the appointment of Ernst & Young LLP                                                                   [ ]                       [ ]                                         [ ]
   as the Company's independent registered
   public accounting firm for the fiscal year
   ending September 30, 2016.

FOR	AGAINST	ABSTAIN
4. To provide an advisory (non-binding) vote [ ] [ ]	[ ]
       on the executive compensation of the
       Company's named executive officers.

B.  Non-Voting Items
     Change of Address – Please print new address below, if applicable.

Mark box to the right if you plan to attend the Annual Meeting.  [ ]

C.  Authorized Signatures – This section must be completed for your instructions to be executed. – Date and Sign Below

Please sign exactly as name appears hereon.  When shares are held by joint tenants, both should sign.  When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Signature 1 – Please keep signature within the box                                                                                                                                                            Signature 2 – Please keep signature within the box

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Date (mm/dd/yyyy)

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